Prospectus Supplement No. 11 (To Prospectus effective March 31, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-261963

1,885,000 Shares of Common Stock

Warrants to Purchase up to 1,885,000

Shares of Common Stock

Common Stock

This Prospectus Supplement supplements and amends the Prospectus dated March 31, 2022 (the “Prospectus”), relating to the warrants to purchase 1,885,000 shares of common stock of Iveda Solutions, Inc. (the “Company”) by the stockholders identified in the Prospectus.

This Prospectus Supplement is being filed to include the information set forth in our Annual Report on Form 10-K/A for the period ended December 31, 2024, filed by the Company with the Securities and Exchange Commission on June 16, 2025 (the “Form 10-K/A”). The Form 10-K/A is attached hereto.

This Prospectus Supplement is not complete without and may not be delivered or utilized except in connection with the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 17, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

(Amendment #1)

☒ Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2024

or

☐ Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from ______________ to ______________

Commission File No. 001-41345

IVEDA SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2222203
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1744 S Val Vista, Suite 213 Mesa, Arizona	85204
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (480) 307-8700

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.00001 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K/A or any amendment to this Form 10-K/A. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Check one:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act): Yes ☐ No ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold was approximately $9,500,000 as of the last business day of the registrant’s most recently completed fiscal quarter. For purposes of this computation, all officers, directors, and 10% beneficial owners of the registrant are deemed to be affiliates. Such determination should not be deemed to be an admission that such officers, directors, or 10% beneficial owners are, in fact, affiliates of the registrant.

As of March 31, 2025, there were outstanding 2,808,071 shares of the registrant’s common stock, par value $0.00001 per share.

IVEDA SOLUTIONS, INC.

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Explanatory Note

The original filing of the Form 10-K for the period ended December 31, 2024 that was filed on April 15, 2025, reported the effect of certain restatements on our previously filed financial statements for the year ending December 31, 2023. The purpose of this Amendment #1 to the Form 10-K for the period ended December 31, 2024 is to include the impact of these restatements on the previously issued unaudited quarterly financial statements for the interim periods during the fiscal years ending December 31, 2024 and 2023. The purpose of this amendment is to add the quarterly impact of these restatement amounts to Item 8 of this amended annual report on Form 10-K/A.

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Cautionary Note Regarding Forward-Looking Statements

This Annual Report on Form 10-K contains forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this Annual Report on Form 10-K, including statements regarding future events, our future financial performance, business strategy, and plans and objectives for future operations, are forward-looking statements. In many cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the risks outlined under “Risk Factors” or elsewhere in this Annual Report on Form 10-K, which may cause our or our industry’s actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Annual Report on Form 10-K. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Annual Report on Form 10-K to conform our statements to actual results or changed expectations.

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PART I

ITEM 1 – BUSINESS

History

Iveda Solutions, Inc. (“Iveda”, or the “Company”) was incorporated in Nevada as Charmed Homes, Inc. in June 2006. On October 15, 2009, IntelaSight, d/b/a Iveda, a Washington corporation, became a wholly owned subsidiary of the Company. In December 2010, IntelaSight merged with and into the Company and the Company became the surviving company. Iveda offered the first cloud hosting of streaming and recorded video from security cameras for its customers and real-time remote surveillance service utilizing intervention specialists to watch our customers’ cameras in real time, 24/7.

In April 2011, Iveda completed the acquisition of the Taiwan-based company Sole-Vision Technologies (doing business as Iveda Taiwan).

Historically, we sold and installed video surveillance equipment, primarily for security purposes and secondarily for operational efficiencies and marketing. We also provided video hosting, in-vehicle streaming video, archiving, and real-time remote surveillance services to a variety of businesses and organizations. While we only used off-the shelf camera systems from well-known camera brands, we now source our own cameras using manufacturers in Taiwan in order for us to be more flexible in fulfilling our customer needs. We now have the capability to provide IP cameras and NVRs based on customer specifications. We still utilize ONVIF (Open Network Video Interface Forum) cameras which is a global standard for the interface of IP-based physical security products.

In 2014, we changed our business model from direct project-based sales to selling IoT hardware to service providers such as telecommunications companies, integrators, and other technology resellers already providing services to an existing customer base. Partnering with service providers that have an existing loyal customer base allows us to focus on servicing just a handful of our partners and concentrating on our technology offering. Service providers leverage their end-user infrastructure to sell, bill, and provide customer service for Iveda’s product offering.

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Iveda Taiwan, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City. Iveda Taiwan combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through Iveda Taiwan, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. Iveda Taiwan is our research and development arm, working with a team of developers in Taiwan. The company depends on Iveda Taiwan as the majority of the company’s revenues have come from Iveda Taiwan since we acquired them in April 2011.

On March 14, 2025, the Company redomiciled as a Delaware corporation following approval of a majority of the Company’s shareholders at its reconvened 2024 Annual Meeting of Shareholders held on March 4, 2025. Since the Company did not receive shareholder approval for the issuance of shares of Common Stock underlying warrants issued in our September 2024 offering, the Annual Meeting was adjourned to June 2, 2025 to allow for additional time to obtain votes for this proposal.

Overview

Iveda offers smart city technologies globally, offering advanced AI-driven video surveillance solutions and a robust suite of Internet of Things (IoT) platforms that power digital transformation for cities and commercial clients worldwide. The smart cities market, as well as the AI and IoT segments, are poised for significant growth in the coming years.

A new report from Verified Market Research projects that the global smart city platforms market size will grow at a CAGR of 9% from 2026 to 2032, increasing from USD 208.8 billion to USD 416.1 billion. Meanwhile, Fortune Business Insights reports that the global IoT market—valued at USD 308.97 billion in 2020—expanded by 23.1% that year, substantially outpacing the average annual growth rate from 2017 to 2019. Looking ahead, IoT is expected to surge from USD 381.30 billion in 2021 to USD 1,854.76 billion in 2028.

Additionally, the International Data Corporation (IDC) projects that global spending on artificial intelligence will double from USD 50.1 billion in 2020 to over USD 110 billion in 2024. These trends underscore the rising demand for connected solutions and highlight the promising future of innovative technologies that enhance the safety and efficiency of urban environments. With its cutting-edge products and global reach, Iveda is uniquely positioned to lead this transformation, providing the advanced solutions that cities need to move forward smartly and securely.

Technology / Products

Iveda offers AI intelligent video search, smart utility, smart sensors, gateways, and trackers, and IoT platforms (Products).

IvedaAI

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

AI Functions

●	Object Search
●	Face Search (No Database Required)
●	Face Recognition (from a Database)
●	License Plate Recognition (100+ Countries), includes make and model
●	Intrusion Detection
●	Weapon Detection
●	Fire Detection
●	People Counting
●	Vehicle Counting
●	Temperature Detection
●	Public Health Analytics (Facemask Detection)
●	QR and Barcode Detection

Key Features

●	Live Camera View
●	Live Tracking
●	Abnormality Detection – Vehicle/Person wrong direction detection
●	Vehicle/Person Loitering Detection
●	Fall Detection
●	Illegal Parking Detection
●	Heatmap Generation

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

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IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

Iveda offers many IoT sensors and devices for various applications, such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, a care wrist watch and tracking devices.

We also offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. Our smart power hardware is equipped with an RS485 communication interface allowing the meters to be connected to various third-party SCADA (supervisory control and data acquisition) software for monitoring and control purposes. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system.

Iveda’s Cerebro is a software technology platform that integrates a multitude of disparate systems for central access and management of applications, subsystems, and devices throughout an entire environment. It is system agnostic and will support cross-platform interoperability. Cerebro’s roadmap includes a dashboard for all of Iveda’s platforms for central management of all devices. It provides remote access to a Dashboard for a single user interface, providing convenient anywhere, anytime access and analysis of relevant information in a timely manner for managing an entire organization or city. Cerebro links city systems and subsystems inseparably to each other. This integration and unification of all subsystems enable acquisition and analysis of all information on one central entity allowing comprehensive, effective and overall management and protection of a city.

IvedaSPS is our smart power solution, utilizing our Cerebro IoT platform. This completes our digital transformation solution crucial in smart city deployments as well as in large organizations. We offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. This product includes smart power, water meter, smart lighting controls systems, and smart payment system.

In the last few years, smart city has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources have necessitated this transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

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Utilus is our smart pole solution, utilizing our Cerebro IoT platform. This completes our digital transformation solution crucial in smart city deployments as well as in large organizations. Iveda leverages infrastructure already available in most modern cities – Light poles with power We equip existing poles with Utilus. Utilus consists of power and Internet, establishing a communication network for access and management of sensors and devices that the city requires to keep its citizens safe and secure and to effectively manage utility consumption. Our smart pole offering is also ideal for:

●	Government or large-scale city deployments
●	Supporting and Improving City Services
●	Reducing Emergency Response Times
●	Crime& Hazard Protection
●	Monitoring and Improving Air Quality
●	Sound Detection
●	Traffic Monitoring and Mobility as a Service
●	Data Analytics and Monetization Opportunities

vumastAR is an AI vision software that uses video taken on IP cameras, AR glasses, Androids, and tablets to analyze and process data in real-time. vumastAR is fully customizable to the user’s needs, with one short video the AI can be trained in as little as two hours. Deployable in multiple industries for uses such as:

●	Quality and Maintenance Exams: vumastAR has the power to assist with critical measuring of carcinogenic chemical compound levels, electrical wiring, and welding inspections.
●	Factory and Line Work: Fast and accurate machine recognition enables itemized counting, inventory audits, and assembly kitting.
●	Pharma: Accurately identify and quantify medication, greatly reducing the manual labor of counting pills while eliminating human error.
●	Supply Chain: Detect defects and anomalies for improved accuracy, increasing the bottom line by actively reducing lost revenue incurred from manual mistakes.
●	Manufacturing: Digitalize meter and gauge reading and monitoring, as well as part number identification, with the ability to turn analog information into digital data
●	Transportation: Enhance safety and security for operations including loading and unloading tanker trucks, protecting both personnel and products/equipment.
●	Retail: Ensure correct item identification and organization, providing increased accuracy for retail checkout and product categorization, ultimately impacting revenue streams.

vumastAR is sold as a license per device with a monthly subscription requirement for cloud access to trained AI models.

IvedaXpress is a system that enables users to use pre-existing IP cameras and apply AI analytics without the need for large servers or a dedicated IT department. Designed to be plug-and-play IvedaXpress provides a hassle free set up process with no maintenance required for hardware. Each IP camera is hosted from a local computer or smartphone for live viewing and playback. Video may be stored on that local computer or stored remotely using free storage from Amazon or Dropbox.

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Iveda Smart UVC is a Commercial-grade, AI-driven Ultraviolet Germicidal Irradiation (UVGI). Iveda Smart UVC adds UV lights to standard HVAC vents for quick, easy, and inexpensive deployment to homes and commercial buildings. Leveraging the existing air circulation system, Iveda Smart UVC vents disinfect the air by irradiating UV light on the passing air. Eliminating the need to manually disinfect offices, meeting rooms, and other workspaces. Iveda Smart UVC can be Integrated with Iveda SPS (smart power management) and sensors to efficiently and effectively operate the light source upon detected movement.

Iveda’s Smart Drones are flown to perform certain functions from an aerial view without the need for a pilot onboard. Smart Drones utilize AI-based software for autonomous operation and navigation from taking off, returning to base, carrying out mission-critical tasks or simply doing an aerial patrol, without the need of human intervention. Unlike typical drones, Iveda Smart Drones are cloud-based and can be part of a network of drones for central management. They are equipped with Iveda’s Sentir Video Surveillance System and IvedaAI Intelligent Video Search Technology.

Iveda Smart Drone product offering is robust and expansive for a multitude of industrial, commercial, and military applications.

Key Features of Iveda’s Smart Drone:

Fully Autonomous

Scheduled autonomous take-off, flight mission execution, monitoring, landing and recharging

Easy operation and 24-7 flight mission

Intelligent Computing

Live video streaming - real-time object recognition and tracking

Onboard (edged) AI and data analysis

Safety Design

Multiply redundant and fail-safe systems

Weather resistant industrial grade systems (IP54)

Designed and made in Taiwan (MIT)

Skywatch

Planning and editing real-time/timed missions

User/Group permission control & flight data management

Failsafe alarm and FPV gimbal control

Insight

Automated orthorectified service of imagery (2D/3D)

AI technology for inspecting natural disaster, vehicle & pedestrian tracking, and energy facilities inspection.

Visualizing geographic data and analysis report

●	Propellers: 8 (multiply redundant)
●	Diagonal Footprint: 29.76″ / 756 mm
●	Weight: 14.1lbs / 6.4 Kg
●	Hover time: 30 mins
●	Wind tolerance: Beaufort scale – 6
●	IP rating: IP54
●	Camera sensor: Dual RGB, IR/thermal
●	Network: 5G/4G LTE and 2.4G Wi-Fi

The Smart Utility Cabinet gives end users a convenient tool to monitor their daily energy consumption, to pinpoint electrical leaks, and to prevent power line overload and potential fire. It utilizes IoT sensors to detect abnormalities in consumption, temperature and tampering. Iveda Smart Utility Cabinet has an internal environment control design, housed in a durable industrial-grade cabinet. It includes a smart edge computing gateway with multi-RF communication protocols such as 4G, Z-Wave and WiFi and tampering sensor for unauthorized access. Smart water meter and gas meter may be added to the Cabinet.

Vemo Body Camera streams live video, using 4G, to headquarters and doubles as a walkie talkie with a push-to-talk feature. With its multi-mode audio, it can also be used for broadcasting and hands-free audio conferencing for group talk. Vemo has WiFi capability which is ideal for city-wide deployments. Vemo transmits live streaming video instantaneously to the cloud without additional software or hardware. Vemo’s cloud management platform can centrally manage an unlimited number of devices and video can be accessed on a PC, Android, and iOS client. Moreover, Vemo can stream directly into the IvedaAI platform for real-time video analytics to search for faces, objects or license plates in real time.

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IvedaCare, launched in November 2022, is a simple, easy to use suite of wireless health and wellness devices intended to help you monitor the health and activities of your loved ones, even when you can’t be there yourself. Our mission is to help ensure your loved one’s safety and independence. Stay connected to your elderly loved ones with our advanced IoT devices for real-time monitoring, fall detection, medication reminders and more. With IvedaCare, you not only can monitor your home and loved ones from afar but can potentially make life-saving decisions using the app. Cloud-based, wireless sensors collect real-time data shared with the entire family circle within the app. Customers may add a subscription service for Pro Monitoring. If the Trusted Circle is unavailable, our emergency call center will dispatch emergency services quickly.

LevelNOW is an advanced IoT-based solution that transforms the way liquid levels are monitored and managed. With two unique IoT sensors—a standard cap valve sensor designed for 200-liter drums and a patent- pending external sensor that fits various container sizes—LevelNOW provides real-time data to ensure efficiency, safety, and cost savings. Its user-friendly AI-backed platform optimizes operations for industries that rely on large fluid containers, such as oil, gas, and industrial storage. Know exactly when customers are running low and deploy fleets in real time to refill your liquids.

Customers

Our business model in the US is to primarily sell hardware and license our software to organizations already providing services to an existing customer base and facilitating hardware acquisition through third party partners. This business model provides dual revenue streams – one from surveillance camera and analytics hardware sales to the service providers and the other from software licensing fees.

Iveda Taiwan continues to service its enterprise and government clients on a per-project basis. Some of its customers include Chunghwa Telecom, the Taiwan Stock Exchange, New Taipei City Police Department, Chicony Power Technology Co, Ltd. and Taiwan Energy Systems.

Here is a sample list of our historical and present customers and partners:

Seasonality of Business

There is no significant seasonality in our business.

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Research and Development

We are continuing development of Cerebro, our proprietary IoT platform, utilizing internal resources and outsourced software engineers. Our LevelNOW product will be utilizing Cerebro on a per device license basis during 2025.

Intellectual Property

We regard certain aspects of our internal operations, products, and documentation as proprietary and rely on a combination of copyright and trademark (federal and common) laws, trade secrets, software security measures, license agreements, and nondisclosure agreements to protect our proprietary information. We do not own any patents, but in November 2012 we licensed, through our subsidiary, Sole-Vision Technologies, Inc., the right to use U.S. Patent No. 8,719,442 (as well as its Taiwanese and Chinese counterparts) ITRI with respect to the development of cloud-video technologies. We also recognize common law trademarks for “Iveda Solutions” and “Iveda” and its logo. We have pending trademarks applications before the U.S. Patent and Trademark Office for these marks.

We cannot guarantee that our protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our system. Nonetheless, we intend to vigorously defend our proprietary technologies, trademarks, and trade secrets. We have required and will continue to require existing and future members of management, employees, and consultants to sign non-disclosure and invention assignment agreements for work performed on our behalf.

We are currently developing Cerebro IoT platform. Cerebro is a federated software platform for smart city management. It consists of power management, traffic management, location-based asset tracking, security systems management and AI intelligent video search management. We may consider patent protection for Cerebro based on the unique features we are developing. We are using a combination of open source and proprietary code for all our source coding.

We do not believe that our proprietary rights infringe the intellectual property rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us with respect to current or future technology or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation. Furthermore, our proposed future products and services may not be proprietary and other companies may already be providing these products and services.

Environmental Issues

Our business currently does not implicate any environmental regulation.

Industry Overview

Iveda is in the AI space providing smart city technologies, offering advanced AI-driven video surveillance solutions and a robust suite of Internet of Things (IoT) platforms that power digital transformation for cities worldwide. The smart cities market, as well as the AI and IoT segments, are poised for significant growth in the coming years.

A new report from Verified Market Research projects that the global smart city platforms market size will grow at a CAGR of 9% from 2026 to 2032, increasing from USD 208.8 billion to USD 416.1 billion. Meanwhile, Fortune Business Insights reports that the global IoT market—valued at USD 308.97 billion in 2020—expanded by 23.1% that year, substantially outpacing the average annual growth rate from 2017 to 2019. Looking ahead, IoT is expected to surge from USD 381.30 billion in 2021 to USD 1,854.76 billion in 2028.

Additionally, the International Data Corporation (IDC) projects that global spending on artificial intelligence will double from USD 50.1 billion in 2020 to over USD 110 billion in 2024. These trends underscore the rising demand for connected solutions and highlight the promising future of innovative technologies that enhance the safety and efficiency of urban environments. With its cutting-edge products and global reach, Iveda is uniquely positioned to lead this transformation, providing the advanced solutions that cities need to move forward smartly and securely.

Corporate Information

Our principal executive office is located at 1744 S. Val Vista Drive, Ste. 213, Mesa, Arizona 85204. The telephone number of our principal executive offices is (480) 307-8700. Our registered agent is National Registered Agent, Inc. and their office is located at 1209 Orange Street, in the City of Wilmington, in the county of New Castle, Delaware 19801.

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Government Regulation

The security and surveillance industry and consumer data privacy are subject to government regulation. Future changes in laws or regulations could require us to change the way we operate, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of any required operating permits and licenses. If laws and regulations change or we fail to comply in the future, our business, financial condition, and results of operations could be materially and adversely affected.

Employees

As of December 31, 2024, we had 7 full-time employees in the United States and 25 full-time employees in Taiwan. Our future success will depend, in part, on our ability to attract, retain, and motivate highly qualified security, sales, marketing, technical, and management personnel. From time to time, we employ independent consultants or contractors to support our development, marketing, sales and support, and administrative needs. Our employees are not represented by any collective bargaining unit.

Insurance

We maintain insurance, including comprehensive general liability coverage, in amounts and types of coverage that we believe are customary in our industry. Special coverage is sometimes added in response to unique customer requirements. We also maintain compliance with applicable state workers’ compensation laws. A certificate of insurance, which meets individual contract specifications, is made available to every customer.

Our History

We were incorporated in Nevada in June 2006 under the name Charmed Homes, Inc. and engaged in the construction and marketing of custom homes in Alberta, Canada. As a result of the unfavorable housing market and a lack of available funding, we ceased operations in 2008. On October 15, 2009, we completed a reverse merger with IntelaSight, Inc. doing business as Iveda Solutions, a Washington corporation (“IntelaSight”), pursuant to which IntelaSight became a wholly owned subsidiary of our company. Thereafter, we changed our name to Iveda Corporation. After the reverse merger, all of our operations were conducted under IntelaSight until December 31, 2010, at which time IntelaSight merged with and into our company, with our company surviving. At that time, we changed our name to Iveda Solutions, Inc. On April 30, 2011, we completed our acquisition of Iveda Taiwan, which was incorporated in the Republic of China (Taiwan) on July 5, 1999. On March 14, 2025, the Company redomiciled as a Delaware corporation with 300,000,000 authorized shares of common stock and 12,500,000 shares of preferred stock.

Our common stock is listed on NASDAQ under the symbol “IVDA.”

Available Information

Our principal executive offices are located at 1744 Val Vista, Suite 213, Mesa, Arizona 85204 and our telephone number is (480) 307-8700. Iveda Taiwan’s headquarters is located at 2F,-15, No. 14, Lane 609, Sec. 5, Chongxin Rd., Sanchong Dist., New Taipei City 241, Taiwan (R.O.C.). We have two website addresses: www.iveda.com and www.mega-sys.com. The information contained on our websites does not constitute a part of this Annual Report on Form 10-K.

We electronically file our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to these reports and other information with the Securities and Exchange Commission (the “SEC”). Through our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

The public can also obtain copies of any materials we file with, or furnish to, the SEC by visiting the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. or by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

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ITEM 1A – RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

Risks Related to Our Company and Business

Our financial statements contain a going concern opinion.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We generated accumulated losses of approximately $53 million since inception and have insufficient working capital and cash flows to support operations. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

We Have Incurred Significant Net Losses Since Our Inception And May Not Be Able To Achieve Or Maintain Profitability On An Annual Basis In The Future.

We have incurred significant net losses since our inception. For the years ended December 31, 2024 and 2023, we incurred net losses of approximately $3.7 million and $4.0 million, respectively, and had accumulated losses of approximately $51 million through December 31, 2024. We cannot predict if we will achieve or maintain annual profitability in the near future or at all. The expected growth due to the recent change in our revenue model may not be sustainable or may decrease, and we may not generate sufficient revenue to achieve or maintain annual profitability. Our ability to achieve and maintain annual profitability depends on a number of factors, including our ability to attract and service customers on a profitable basis and the growth of the video surveillance industry. If we are unable to achieve or maintain annual profitability, we may not be able to execute our business plan, our prospects may be harmed, and our stock price could be materially and adversely affected.

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We Depend On Certain Key Personnel.

Our future success is dependent on the efforts of key management personnel, particularly David Ly, our Chairman and Chief Executive Officer and Robert J. Brilon, our Chief Financial Officer, each of whom is employed by us at will. Mr. Ly’s relationships within our industry are vital to our continued operations, and if Mr. Ly were no longer actively involved with us, we would likely be unable to continue our operations. The loss of one or more of our other key employees could also have a material adverse effect on our business, financial condition, and results of operations.

We also believe that our future success will be largely dependent on our ability to attract and retain highly qualified management, sales, and marketing personnel. We cannot assure investors that we will be able to attract and retain such personnel and our inability to retain such personnel or to train them rapidly enough to meet our expanding needs could cause a decrease in the overall quality and efficiency of our staff, which could have a material adverse effect on our business, financial condition, and results of operations.

Demand For Our Products May Be Lower Than We Anticipate.

We have limited resources to undertake reseller distribution activities. We cannot predict with certainty the potential customer demand for our intelligent video search, smart utility, smart sensors, gateways and trackers, and IoT platforms (Products) or the degree to which we will meet that demand. If demand for our Products does not develop to the extent or as quickly as expected, we might not be able to generate enough revenue to become profitable.

We are currently targeting the sale of our Products to telecommunications companies and technology and systems integrators. Our strategy to target those organizations is based upon their interest and a number of assumptions, some or all of which could prove to be incorrect.

Even if markets for our Products develop, we could achieve a smaller share of those markets than we currently anticipate. Achieving market share will require substantial investment in technical, marketing, project management, and engineering functions to support the deployment of our Products. We cannot assure investors that our efforts will result in the attainment of sufficient market share to become profitable.

We Believe Industry Trends Support Our Open Source Systems, But If Trends Reverse We May Experience Decreased Demand.

The security and surveillance industry is characterized by rapid changes in technology and customer demands. We believe that the existing market preference for open source systems (systems capable of integrating a wide range of products and services through community and private-based cooperation, such as the Internet, Linux, and certain cameras used in our business) is strong and will continue for the foreseeable future. We cannot assure investors that customer demand for our products and the market’s preference for open source systems will continue. A lack of customer demand or a decline in the preference of open source systems could have a material adverse effect on our business, financial condition, and results of operations.

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A Relatively Small Number Of Key Customers Account For A Significant Portion Of Our Revenue.

Historically, a significant portion of our revenue has come from a limited number of key customers. Revenue from five customers out of 70 total customers represented approximately 67% of total revenue for the year ended December 31, 2024. These specific customers were 1) Chunghwa Telecom with 18% 2) SECURITY INTEGRATION & CONSULTANT TECHNOLOGY CO., LTD. With 16%, 3) Chicony Power Technology Co Ltd with 11% and 4) HWACOM SYSTEMS INC. with 10%, (all Taiwan companies) and Claro Enterprise Solutions (a US company) with 12%. Revenue from two customers out of 65 total customers represented approximately 48% of total revenue for the year ended December 31, 2023. These specific customers were 1) YOU MING HUEI CO. LTD with 25%, 2) Chicony Power Technology Co Ltd with 23%, (both Taiwan companies). Total number of customers were approximately 70 and 65, for the years ended December 31, 2024 and 2023, respectively. 52% of the total accounts receivable at December 31, 2024 was from one customer out of a total of 42 customer accounts receivable accounts. This specific customer was Chunghwa Telecom. Our accounts receivables are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we generally do not require collateral in exchange for our products and services provided on credit.

Our licensing business, in particular, may be susceptible to concentration of revenue, if through our licensing customers’ large consumer bases of end users. The loss of a key service provider customer, the delay, reduction, or cancellation of a significant order, or difficulty collecting on our accounts receivable from our service provider customers could have a material adverse effect on our business, financial condition, and results of operations.

Payment terms for our U.S.-based segment require 50% prepayment for our Products before they are shipped. For our U.S.-based segment, accounts receivable that are more than 120 days past due are considered delinquent. Payment terms for our Taiwan-based segment vary based on our agreements with our customers. Generally, we receive payment for our Products and services within one year of commencing the project, except that we retain 5% of the total payment amount and release such amount one year after the completion of the project. Iveda Taiwan provides an allowance for doubtful accounts for any receivables that will not be paid within one year, which excludes such retained amounts. We have set up no doubtful accounts receivable allowances for our Taiwan-based and U.S.-based segments, respectively, as of the years ended December 31, 2024 and 2023. We deem our accounts receivable to be collectible based on certain factors, including the nature of the customer contracts and past experience with similar customers.

We Rely On Iveda Taiwan, Our Taiwan Subsidiary, For A Significant Portion Of Our Revenue.

We rely on Iveda Taiwan, our Taiwan subsidiary, for a significant portion of our revenue. For the years ended December 31, 2024 and 2023, Iveda Taiwan’s operations accounted for 85% and 87% of our total revenue, respectively. If Iveda Taiwan experiences a decline in customer demand for its services, an increase in supplier pricing, currency fluctuations, or general economic or governmental instability, our business, financial condition, and results of operations may be materially and adversely affected.

Rapid Growth May Strain Our Resources.

As we continue the commercialization of our Products, we expect to experience significant and rapid growth in the scope and complexity of our business, which may place a significant strain on our senior management team and our financial and other resources. Such growth, if experienced, may expose us to greater costs and other risks associated with growth and expansion. We may be required to hire a broad range of additional employees, including engineers, project managers, and other support personnel, among others, in order to successfully advance our operations. We may also be required to expand and enhance our technology to accommodate customized customer solutions. We may be unsuccessful in these efforts or we may be unable to project accurately the rate or timing of these increases.

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The nature of our distribution channel business does not require us to increase our leased space. Our licensing partners may host our platforms in their own data centers or public cloud such as Amazon or Google. Our ability to manage our rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems, and to train, motivate, and manage our employees.

This growth may place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our business, or the failure to manage growth effectively, could have a materially adverse effect on our business, financial condition, and results of operations. In addition, difficulties in effectively managing the budgeting, forecasting, and other process control issues presented by such a rapid expansion could harm our business, financial condition, and results of operations.

We Depend On Third Party Manufacturers and Suppliers For The Products We Sell.

We have relationships with a number of third-party manufacturers and suppliers that provide all of the hardware components of our Products. We have direct relationships with camera manufacturers in Taiwan for camera systems. Risks associated with our dependence upon third-party manufacturers include the following: (i) reduced control over delivery schedules; (ii) lack of control over quality assurance; (iii) poor manufacturing yields and high costs; (iv) potential lack of adequate capacity during periods of excess demand; and (v) potential misappropriation of our intellectual property. Although we depend on third-party manufacturers and suppliers for the Products we sell, risks are minimized because we do not depend exclusively on any one manufacturer or supplier. We utilize an open platform, which means that in order to deliver our services, we do not discriminate based on camera brand or manufacturer and our services can be used with a wide array of products.

We do not know if we will be able to maintain third-party manufacturing and supply contracts on favorable terms, if at all, or if our current or future third-party manufacturers and suppliers will meet our requirements for quality, quantity, or timeliness. Our success depends in part on whether our manufacturers are able to fill the orders we place with them in a timely manner. If our manufacturers fail to satisfactorily perform their contractual obligations or fill purchase orders we place with them, we may be required to pursue replacement manufacturer relationships.

While we believe we would be able to find replacement sources for all of our third-party manufacturers and suppliers, if we are unable to find replacements on a timely basis, or at all, we may be forced to either temporarily or permanently discontinue the sale of certain products and associated services, which could expose us to legal liability, loss of reputation, and risk of loss or reduced profit. We believe that our present suppliers offer products that are superior to comparable products available from other suppliers. In addition, we have development partner relationships with many of our present suppliers, which provide us with greater control over future enhancements to the products we sell. Our business, financial condition, results of operation, and reputation could be adversely impacted if we are unable to provide quality products to our customers in a timely manner.

We could also be adversely affected by an increase in our manufacturers’ prices for our product components or a significant decline in our manufacturers’ financial condition. Our manufacturers’ prices may increase as a result of internal price determinations, fluctuations in the prices of raw materials, natural disasters, raw material shortages, or other events beyond our control. If our relationship with any one of our manufacturers is terminated and we cannot successfully establish a relationship with an alternative manufacturer that offers similar services at similar prices, our costs could increase, adversely affecting our operations.

We Operate In A Highly Competitive Industry And Our Failure To Compete Effectively May Adversely Affect Our Ability To Generate Revenue.

We believe that our products offer more functions and are priced better than our competitors. However, some companies may be developing a similar product, including companies that may have significantly greater financial, technical, and marketing resources, larger distribution networks, and that generate greater revenue and have greater name recognition than we do. Those companies may develop products that are superior to those that we offer. Such competition may potentially affect our chances of achieving profitability.

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Some of our competitors may conduct more extensive promotional activities and may offer lower prices to customers than we can, which could allow them to gain greater market share or prevent us from increasing our market share. In the future, we may need to decrease our prices to remain competitive. Our competitors may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. To be successful, we must carry out our business plan, establish and strengthen our brand awareness through marketing, effectively differentiate our services from those of our potential competitors, and build our network of service providers, while maintaining a superior platform and level of service, which we believe will ultimately differentiate our Products from those of our competitors. We may have to substantially increase marketing and development activities to compete effectively.

If Our Information Security Measures Are Breached And Unauthorized Access Is Obtained, Existing And Potential Service Providers May Not Perceive Our Software And Services As Being Secure And May Terminate Their Licensing Agreements Or Fail To Order Additional Products And Services.

Our software involves the monitoring of cameras that may be recording sensitive areas of end users’ facilities and the storage of sensitive data obtained from such cameras. Our software utilizes data and other security measures that are comparable to those used by financial institutions. However, because we no longer host the platform at our own data centers, information security risks associated with data centers are borne by the service providers. If we or any of our service providers or their end-users experience any breach of security in our software, we may be required to expend significant capital and resources to help restore our service providers’ systems. Furthermore, because techniques used to obtain unauthorized access to information systems change frequently and generally are not recognized until launched against a target, we may not be able to anticipate those techniques or to implement adequate preventative measures. Given the nature of our business and the business of the service providers we serve, if unauthorized parties gain access to our or our service providers’ information systems or such information is used in an unauthorized manner, misdirected, lost, or stolen during transmission, any theft or misuse of such information could result in, among other things, unfavorable publicity, governmental inquiry and oversight, difficulty in marketing our software, allegations by our service providers that we have not performed our contractual obligations, termination of services by existing customers, litigation by affected parties, and possible financial obligations for damages related to the theft or misuse of such information, any of which could have a material adverse effect on our business, financial condition, and results of operations.

Our Property And Business Interruption Insurance Coverage Is Limited And May Not Compensate Us Fully For Losses That May Occur As A Result Of A Disruption To Our Business.

Our property and business interruption insurance coverage is limited and is subject to deductibles and coverage limits. In the event that we experience a disruption to our business, our insurance coverage may not compensate us fully for losses that may occur. Any damage or failure that causes interruptions to our business could have a material adverse effect on our business, financial condition, and results of operations.

The Timing Of Our Revenue Can Vary Depending On How Long Customers Take To Evaluate Our Platform.

It is difficult to forecast the timing of revenue because the development period for a customized system or solution may be lengthy. In addition, our larger customers may need a significant amount of time to evaluate our products before purchasing them, and our governmental customers are subject to budgetary and other bureaucratic processes that may affect the timing of payment. The period between initial customer contact and a purchase by a customer varies greatly depending on the customer and historically has taken several months. During the evaluation period, customers may defer or reduce proposed orders of products or systems for various reasons, including (i) changes in budgets and purchasing priorities, (ii) decreased market adoption expectations, (iii) a reduced need to upgrade existing systems, (iv) introduction of products by competitors, and (v) general market and economic conditions.

We Are Subject To Certain Risks Inherent In Managing And Operating Businesses In Taiwan.

We have significant international operations in Taiwan that involve matters central to our business, including those relating to e-commerce, privacy and data protection, live streaming services, intellectual property, computer security, anti-money laundering, anti-corruption and anti-bribery, currency control regulations, data protection, privacy, consumer protection, competition, telecommunications and product liability. There are risks inherent in operating and selling products and services internationally, including the following: different regulatory environments and reimbursement systems; difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; foreign customers who may have longer payment cycles than customers in the United States; fluctuations in foreign currency exchange rates; tax rates in certain foreign countries that may exceed those in the United States and foreign earnings that may be subject to withholding requirements; the imposition of tariffs, exchange controls, or other trade restrictions; general economic and political conditions in countries where we operate or where our customers reside; government control of capital transactions, including the borrowing of funds for operations or the expatriation of cash; potential adverse tax consequences; security concerns and potential business interruption risks associated with political or social unrest in foreign countries where our facilities or assets are located; difficulties associated with managing a large organization spread throughout various countries; difficulties in enforcing intellectual property rights and weaker intellectual property rights protection in some countries; required compliance with a variety of foreign laws and regulations; and differing customer preferences. The factors described above may have a material adverse effect on our business, financial condition, and results of operations.

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Because the majority of the Company’s revenues come from our Iveda Taiwan subsidiary, which is located in Taiwan, the Company is subject to the risks of doing business in Taiwan, including periodic foreign economic downturns and political instability, which may adversely affect the Company’s revenue and cost of doing business in Taiwan.

Sole-Vision Technologies (doing business as Iveda Taiwan) is the Company’s wholly-owned subsidiary and generates the majority of the Company’s revenues. Iveda Taiwan’ primary place of business is in Taiwan, Republic of China, and the Company has certain key employees in Taiwan. Foreign economic downturns may affect our results of operations in the future. Additionally, other facts relating to the operation of the Company’s business outside of the U.S. may have a material adverse effect on the Company’s business, financial condition and results of operations, including:

●	international economic and political changes;
●	the imposition of governmental controls or changes in government regulations, including tax laws, regulations, trade policies, and treaties;
●	changes in, or impositions of, legislative or regulatory requirements regarding the pharmaceutical industry;
●	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;
●	restrictions on transfers of funds and assets between jurisdictions;
●	disruption to supply chains, impacting access to raw materials, labor, or finished products from third-party manufacturers;
●	uncertainty in financial markets, leading to currency fluctuations, changes in interest rates, and stock market volatility;
●	risk of elevated security concerns, including cyber threats, protests, or civil unrest; and
●	China- Taiwan geo-political instability.

As the Company continues to operate its business in Taiwan, our success will depend in part, on our ability to anticipate and effectively manage these risks. The impact of any one or more of these factors could materially adversely affect our business, financial condition and results of operations.

Recent Geopolitical issues, conflicts and other global events could adversely affect our results of operations and financial condition.

Because a substantial portion of our business is conducted outside of the United States, our business is subject to global political issues and conflicts. Such political issues and conflicts could have a material adverse effect on our results of operations and financial condition if they escalate in areas in which we do business. In addition, changes in and adverse actions by governments in foreign markets in which we do business could have a material adverse effect on our results of operations and financial condition. For example, the recent and continuing conflict arising from the invasion of Ukraine by Russia could adversely impact macroeconomic conditions, give rise to regional instability and result in heightened economic tariffs, sanctions and import-export restrictions from the U.S. and the international community in a manner that adversely affects us, including to the extent that any such actions cause material business interruptions, restrict our ability to conduct business with certain suppliers or vendors, utilize the banking system, or repatriate cash.

We face risks associated with increased political uncertainty.

The recent invasion of Ukraine by Russia and the sanctions, bans and other measures taken by governments, organizations and companies against Russia and certain Russian citizens in response thereto has increased the political uncertainty in Europe and has strained the relations between Russia and a significant number of governments, including the U.S. The duration and outcome of this conflict, any retaliatory actions taken by Russia and the impact on regional or global economies is unknown, but could have a material adverse effect on our business, financial condition and results of our operations.

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In the U.S., the change in the U.S. government to the Biden administration has resulted in uncertainty regarding potential changes in regulations, fiscal policy, social programs, domestic and foreign relations and international trade policies. In addition, potential changes in relationships among the U.S. and China and other countries including Taiwan could have significant impacts on global trade and regional economic conditions, among other things. In addition, changes in the relationships between the U.S. and its neighbors, such as Mexico, could have significant, potentially negative, impacts on commerce. Further, anti-American sentiment could harm the reputation and success of U.S. companies doing business abroad.

Our ability to respond to these developments or comply with any resulting new legal or regulatory requirements, including those involving economic and trade sanctions, could reduce our sales, increase our costs of doing business, reduce our financial flexibility and otherwise have a material adverse effect on our business, financial condition and results of our operations.

Our supply chain may be disrupted by changes in U.S. trade policy.

We rely on domestic and foreign suppliers to provide us with products in a timely manner and at favorable prices. We have experienced, and expect to continue to experience, increased international transit times. A disruption in the flow of our imported products or a material increase in the cost of those goods or transportation without any offsetting price increases may significantly decrease our profits. U.S. tariffs or other actions against foreign nations including China and any responses by such nations including China, could impair our ability to meet customer demand and could result in lost sales or an increase in our cost of products This would have a material adverse impact on our business and results of operations.

Our business activities may be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions, and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

If we further expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. Our business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits companies and their employees and third party intermediaries from offering, promising, giving or authorizing the provision of anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. Recently the Securities and Exchange Commission (SEC) and Department of Justice (DOJ) have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, disgorgement, and other sanctions and remedial measures, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

In addition, our products and technology may be subject to U.S. and foreign export controls, trade sanctions and import laws and regulations. Governmental regulation of the import or export of our products and technology, or our failure to obtain any required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell access to our products would likely adversely affect our business.

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We Rely On Service Providers To Distribute Our Products To Customers.

We rely on service providers such as telecommunications companies, security integrators and other technology integrators to purchase and distribute our Products to their customers. We plan to continue this method of our internal sales activity for the foreseeable future to service large service providers and government accounts. While we believe we will be able to find alternate service providers if our relationship with any of our larger service providers is terminated and we are not successful in establishing a relationship with an alternative service provider that offers similar services at similar prices, our business could decline.

We have acquired, and may in the future acquire, assets, businesses and technologies as part of our business strategy. If we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value, and adversely affect our operating results and the value of our common stock.

As part of our business strategy, we may acquire, enter into joint ventures with, or make investments in complementary or synergistic companies, services, and technologies in the future. Acquisitions and investments involve numerous risks, including, without limitation:

●	difficulties in identifying and acquiring products, technologies, proprietary rights or businesses that will help our business;
●	difficulties in integrating operations, technologies, services, and personnel;
●	diversion of financial and managerial resources from existing operations;
●	the risk of entering new development activities and markets in which we have little to no experience;
●	risks related to the assumption of known and unknown liabilities;
●	risks related to our ability to raise sufficient capital to fund additional operating activities; and
●	the issuance of our securities as partial or full payment for any acquisitions and investments could result in material dilution to our existing stockholders.

If we fail to integrate any acquired business into our operations, or if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, we may incur costs in excess of what we anticipate, and management resources and attention may be diverted from other necessary or valuable activities.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

We have in the past made (and may, from time to time, consider) acquisitions of complementary companies, products or technologies. Acquisitions involve numerous risks, including difficulties in the assimilation of the acquired businesses, the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships. In addition, any acquisitions could involve the incurrence of substantial additional indebtedness. We cannot assure you that we will be able to successfully integrate any acquisitions that we pursue or that such acquisitions will perform as planned or prove to be beneficial to our operations and cash flow. Any such failure could seriously harm our business, financial condition and results of operations.

Our Ability To Use Our Net Operating Loss Carryforwards And Certain Other Tax Attributes May Be Limited, Which Could Potentially Result In Increased Tax Liabilities To Us In The Future.

In prior years, we have suffered losses, for tax and financial statement purposes that generated significant federal and state net operating loss carryforwards. As of December 31, 2024, we had approximately $39.0 million of federal and $9.0 million of state net operating loss carryforwards, which we believe could offset otherwise taxable income in the United States and Arizona. Our federal net operating loss carryforwards begin to expire in 2025. Our state net operating loss carryforwards, which are applicable in California and Arizona, began to expire in 2014. Although these net operating loss carryforwards may be used against taxable income in future periods, we will not receive any tax benefits from the losses we incurred unless, and only to the extent that, we have taxable income during the period prior to their expiration. In addition, our ability to use the net operating loss carryforwards would be severely limited in the event we complete a transaction that results in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended.

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Risks Related to Our Intellectual Property

We Could Incur Substantial Costs Defending Against Claims That Our Products Infringe On The Proprietary Rights Of Others.

We do not own any patents. While we do not believe that our products infringe on the proprietary rights of any third parties, the intellectual property rights that we do have may not be sufficient to prevent infringement claims against us or claims that we have violated the intellectual property rights of third parties. We were named as a defendant in two patent-related lawsuits, both of which have been settled.

Competitors may have filed patent applications for or may have been issued patents and may obtain additional patents or other proprietary rights relating to products or processes that compete with or are related to our products and services. The scope and viability of these patents and other proprietary rights, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights, and the cost and availability of licenses are unknown, but these factors may limit our ability to market our products and services.

While we do not believe that our products infringe on the proprietary rights of any third parties, third parties may claim infringement by us with respect to any patents or other proprietary rights that they hold, and we cannot assure investors that we would prevail in any such proceeding as the intellectual property status of our current and future competitors’ products and services is uncertain. Any infringement claim against us, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel, or require us to develop non-infringing technology or to enter into royalty or licensing agreements.

We may not be successful in developing or otherwise acquiring rights to non-infringing technologies. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results. A successful claim of infringement against us or our failure or inability to license the infringed or similar technology could require us to pay substantial damages and could harm our business because we would not be able to continue operating our products without incurring significant additional expense.

In addition, to the extent we have agreed to or will agree to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could require us to incur substantial time, effort, and expense to indemnify these customers and third parties and could disrupt or terminate their ability to use, market, or sell our products. Furthermore, our suppliers may not provide us with indemnification in the event that their products are found to infringe upon the intellectual property rights of any third parties, and if they do not, we would be forced to bear any resulting expense.

We Depend On Our Intellectual Property.

Our success and ability to compete depends in part on our proprietary Cerebro Smart IoT Platform and IvedaAI intelligent video search technology. We rely on a combination of copyright and trademark (federal and common) laws, trade secrets, software security measures, license agreements, and nondisclosure agreements to protect our proprietary information. We licensed, through our subsidiary, Sole-Vision Technologies, Inc., the right to use U.S. Patent No. 8,719,442 (as well as its Taiwanese and Chinese counterparts) from Industrial Technology Research Institute (ITRI) with respect to the development of cloud-video technologies. If any of our competitors copy or otherwise gain access to our proprietary technology or develop similar technologies independently, we may not be able to compete as effectively. We consider our proprietary platform invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. We do not currently own any patents. The measures we take to protect our technologies and other intellectual property rights, which presently are based upon trade secrets, may not be adequate to prevent their unauthorized use.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products, services, and technologies similar to ours, which could reduce demand for our Products, services, and technologies. We may be unable to prevent unauthorized parties from attempting to copy or otherwise obtaining and using our products or technology. Policing unauthorized use of our technology is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our intellectual property as fully as those in the United States. Others may circumvent the trade secrets, trademarks, and copyrights that we currently or in the future may own. We do not have patent protection with respect to our software or systems, although we are considering seeking such protection.

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We seek to protect our proprietary intellectual property, which includes intellectual property that may only be protectable as a trade secret, in part by confidentiality agreements with our employees, consultants, and business partners. These agreements afford only limited protection and may not provide us with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships. See “Business – Intellectual Property.”

We Could Incur Substantial Costs Defending Our Intellectual Property From Infringement By Others.

Unauthorized parties may attempt to copy aspects of our proprietary software or to obtain and use our other proprietary information. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. We may not have the financial resources to prosecute any infringement claims that we may have. Any litigation could result in substantial costs and diversion of resources with no assurance of success.

Risk Related to Ownership of Our Securities

We May Not Be Able To Access The Equity Or Credit Markets.

We face the risk that we may not be able to access various capital sources, including investors, lenders, or suppliers. Failure to access the equity or credit markets from any of these sources could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

Future Sales Of Our Common Stock In The Public Market By Our Existing Stockholders, Or The Perception That Such Sales Might Occur, Could Depress The Market Price Of Our Common Stock.

The market price of our common stock could decline as a result of the sales of a large number of shares of our common stock in the market by the selling stockholders, and even the perception that these sales could occur may depress the market price of our common stock.

Future Sales And Issuances Of Our Common Stock Or Rights To Purchase Common Stock By Us, Including Pursuant To Acquisitions, Investments, Financings or Our Equity Incentive Plans, Could Result In Additional Dilution Of Percentage Ownership Of Our Stockholders And Could Cause Our Stock Price To Fall.

We intend to issue additional securities pursuant to our equity incentive plans and may issue equity or convertible securities in the future in connection with acquisitions, investments and/or additional financings. To the extent we do so, our stockholders may experience substantial dilution. We may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales and new investors could gain rights superior to our existing stockholders.

There Is A Limited Market For Our Common Stock.

Our common stock is listed on the Nasdaq Capital Markets under the symbol “IVDA”. No assurance can be given that an active trading market for our shares will be maintained. In the absence of an active trading market for our common stock, the ability of our stockholders to sell their shares could be limited.

Our Reporting Obligations As A Public Company Are Costly.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Securities Act. These rules, regulations and requirements are extensive. We may incur significant costs associated with our public company corporate governance and reporting requirements. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

Future Changes in Financial Accounting Standards or Practices May Cause Adverse Unexpected Financial Reporting Fluctuations and Affect Reported Results of Operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

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If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires management to evaluate and assess the effectiveness of our internal control over financial reporting. In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls. We have in the past failed, and may in the future fail, to maintain the adequacy of our internal controls over financial reporting. Such failure could subject us to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports. We cannot provide any assurance that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective. If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline. For example, our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that as of December 31, 2024 our internal control over financial reporting was not effective, due to the Company not having adequate controls related to change management within the technology that support the Company’s financial reporting function.

Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.

We require significant financial resources to maintain our public reporting status. We cannot assure you we will be able to maintain adequate resources to ensure that we will not have any future material weakness in our system of internal controls. The effectiveness of our controls and procedures may in the future be limited by a variety of factors including:

●	faulty human judgment and simple errors, omissions or mistakes;
●	fraudulent action of an individual or collusion of two or more people;
●	inappropriate management override of procedures; and
●	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Despite these controls, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance of achieving their control objectives. Furthermore, smaller reporting companies like us face additional limitations. Smaller reporting companies employ fewer individuals and can find it difficult to employ resources for complicated transactions and effective risk management. Additionally, smaller reporting companies tend to utilize general accounting software packages that lack a rigorous set of software controls.

If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information and be subject to investigation by the Securities and Exchange Commission and civil or criminal sanctions.

We Do Not Intend To Pay Dividends On Our Common Stock So Any Returns Will Be Limited To The Value Of Our Stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will be limited to the value of their stock.

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Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity, our operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

If we are not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Market, Nasdaq could delist our securities.

We are listed on The Nasdaq Capital Market under the symbol “IVDA”. We also list the Warrants under the symbol “IVDAW.” We cannot assure you that our securities will continue to be, listed on The Nasdaq Capital Market in the future. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. We may not be able to comply with the applicable listing standards and Nasdaq could delist our securities as a result.

We cannot assure you that our common stock and/or Warrants, if delisted from The Nasdaq Capital Market, will be listed on another national securities exchange. If our common stock and/or Warrants are delisted by The Nasdaq Capital Market, they would likely trade on the OTCQB where an investor may find it more difficult to sell our securities or obtain accurate quotations as to the market value of our common stock and/or Warrants.

Techniques employed by short sellers may drive down the market price of the common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the common stock could be greatly reduced or even rendered worthless.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the common stock and trading volume could decline.

The trading market for the common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the common stock or publishes inaccurate or unfavorable research about our business, the market price for the common stock would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the common stock to decline.

Our articles of incorporation contain anti-takeover provisions that could materially adversely affect the rights of holders of our common stock.

We have adopted an amended and restated memorandum and articles of incorporation that contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

Our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our common stock. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our common stock may fall and the voting and other rights of the holders of our common stock may be materially adversely affected.

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ITEM lB – UNRESOLVED STAFF COMMENTS

None.

ITEM 1C. CYBERSECURITY.

Cybersecurity Risk Management and Strategy

We recognize the importance of assessing, identifying, and managing material risks associated with cybersecurity threats, as such term is defined in Item 106(a) of Regulation S-K. These risks include, among other things: operational risks, intellectual property theft, fraud, extortion, harm to employees or customers and violation of data privacy or security laws.

We do not presently have any general processes for assessing, identifying, and managing material risks from cybersecurity threats. As we expand our business operations, we plan to develop processes that will allow for the identification and assessment of cybersecurity risk that will be integrated into an overall risk management system, which will be managed by senior management and overseen by the Board of Directors. As part of this development, we plan to identify and address cybersecurity risks related to our business, privacy and compliance issues through a multi-faceted approach that is expected to include third party assessments, internal information technology (IT) audit, IT security, governance, risk and compliance reviews. In connection with these planned approaches, and to defend, detect and respond to cybersecurity incidents, we, among other things, will consider: conducting proactive privacy and cybersecurity reviews of systems and applications, audits of applicable data policies, performing penetration testing using external third-party tools and techniques to test security controls, conducting employee training, monitoring emerging laws and regulations related to data protection and information security, and implementing appropriate changes.

As part of the above planned processes, we may engage external auditors and consultants with expertise in cybersecurity to assess our internal cybersecurity programs and compliance with applicable practices and standards.

We plan to design our risk management program to also assesses third party risks, and we plan to perform third-party risk management to identify and mitigate risks from third parties, such as vendors, suppliers, and other business partners associated with our use of third-party service providers. In addition to new vendor onboarding, we plan to perform risk management during third-party cybersecurity compromise incidents to identify and mitigate risks to us from third-party incidents.

Cybersecurity Governance

We expect that cybersecurity will become an important part of our risk management processes and an area of focus for our Board of Directors and management. We expect that our Board of Directors will be responsible for the oversight of risks from cybersecurity threats. We expect our senior management will provide our Board of Directors updates on a quarterly basis regarding matters of cybersecurity. This is expected to include existing and new cybersecurity risks, status on how management is addressing and/or mitigating those risks, cybersecurity and data privacy incidents (if any) and status on key information security initiatives. We expect that our Board members will also engage in periodic conversations with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs.

Currently, our Chief Financial Officer is expected to lead our cybersecurity risk assessment and management processes and oversees their implementation and maintenance. Our Chief Financial Officer will be tasked with staying informed about, and monitoring the prevention, mitigation, detection and remediation of cybersecurity incidents through his management of, and participation in, the cybersecurity risk management and strategy processes we plan to develop and as described above, including the operation of an incident response plan, and report to the Board of Directors on any appropriate items.

ITEM 2 – PROPERTIES

We currently rent for our principal executive offices approximately 3,000 square feet until February 2025 for approximately $6,000 per month. In February 2025 we have renewed our lease for an additional five years under similar terms and conditions. We believe that our current office space is adequate for the foreseeable future.

Iveda Taiwan leases its principal executive offices in Taiwan, comprised of three suites totaling approximately 4,567 square feet. Iveda Taiwan pays an aggregate of approximately $3,147 per month under the terms of the three leases, which expire on June 30, 2025, September 15, 2025 and September 11, 2025.

ITEM 3 – LEGAL PROCEEDINGS

From time to time we may become involved in various legal proceedings that arise in the ordinary course of business, including actions related to our intellectual property. Although the outcomes of these legal proceedings cannot be predicted with certainty, we are currently not aware of any such legal proceedings or claims that we believe, either individually or in the aggregate, will have a material adverse effect on our business, financial condition, or results of operations.

ITEM 4 – MINE SAFETY DISCLOSURES

Not applicable.

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PART II

ITEM 5 – MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is listed on The Nasdaq Capital Market under the symbol “IVDA” since April 1, 2022. Set forth in the table below is information with respect to the high and low bid quotations of our common stock for the periods indicated as reported by NASDAQ and the OTC Markets. The quotations represent inter-dealer prices without retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

See the High and Low Bid data below:

Fiscal Year 2024	High Bid	Low Bid
First Quarter	$2.91	$0.57
Second Quarter	$1.90	$1.04
Third Quarter	$1.15	$0.74
Fourth Quarter	$8.05	$1.27

Fiscal Year 2023	High Bid	Low Bid
First Quarter	$10.16	$4.40
Second Quarter	$7.60	$3.60
Third Quarter	$4,56	$1.51
Fourth Quarter	$7.60	$4.56

As of December 31, 2024, we had 2,808,071 shares of our Common Stock, par value $0.00001, issued and outstanding. There were approximately 25,000 beneficial owners of our Common Stock.

There is limited trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will be sustained.

Security Holders

As of December 31, 2024, we had 2,808,071 shares of our common stock outstanding held by 96 shareholders of record, 0 shares of our Series A Preferred Stock outstanding and 0 shares of our series B Preferred Stock.

Dividend Policy

We have never paid a cash dividend on our common stock. We currently intend to retain all earnings, if any, to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

Equity Compensation Plans

For equity compensation plans information refer to Item 12 of Part III of this Annual Report on Form 10-K.

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Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company within the past three years which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act.

Between January 1, 2022 and December 31, 2022 the Company issued 8,215 shares of common stock to warrant holders upon exercise of $23,000 in proceeds.

Between January 1, 2023 and December 31, 2023 the Company issued 19,656 shares of restricted common stock for services valued at $138,547.

On September 6, 2024, the Company agreed to sell and issue to investors unregistered Series A Common Stock Purchase Warrants (the “Series A Warrants”) to purchase up to 5,000,000 shares of Common Stock and unregistered Series B Common Stock Purchase Warrants (the “Series B Warrants,” and collectively with the Series A Warrants, the “Common Warrants”) to purchase up to 5,000,000 shares of Common Stock. The Common Warrants will be exercisable on the effective date the Company obtains stockholder approval (the “Stockholder Approval”) of the issuance of the shares underlying the exercise of the Common Warrants (the “Common Warrant Shares”), at an exercise price of $0.43 per share. The Series A Warrants will expire five years following the Stockholder Approval and the Series B Warrants will expire 18 months following the Stockholder Approval.

Between January 1, 2024 and December 31, 2024 the Company issued 12,500 shares of restricted common stock for services valued at $90,000.

All of the securities referred to, above, were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as provided in Rule 506(b) of Regulation D promulgated thereunder.

ITEM 6 – SELECTED FINANCIAL DATA

Not applicable.

ITEM 7 – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Iveda has been offering real-time IP video surveillance technologies to our customers since 2005. While we still offer video surveillance technologies, our core product line has evolved to include AI intelligent search technology that provide true intelligence to any video surveillance system and IoT (Internet of Things) devices and platforms. Our evolution is in response to digital transformation demands from many cities and organizations across the globe. Our IvedaAI intelligent video search technology adds critical intelligence to normally passive video surveillance systems. IvedaAI provides AI functions to any IP camera and most popular network video recorders (NVR) and video management systems (VMS). IvedaAI comes with an appliance or server, preconfigured with multiple AI functions based on the end user requirements.

AI Functions

●	Object Search

●	Face Search (No Database Required)

●	Face Recognition (from a Database)

●	License Plate Recognition (100+ Countries), includes make and model

●	Intrusion Detection

●	Weapon Detection

●	Fire Detection

●	People Counting

●	Vehicle Counting

●	Temperature Detection

●	Public Health Analytics (Facemask Detection,)

●	QR and Barcode Detection

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Key Features

●	Live Camera View

●	Live Tracking

●	Abnormality Detection – Vehicle/Person wrong direction detection

●	Vehicle/Person Loitering Detection

●	Fall Detection

●	Illegal Parking Detection

●	Heatmap Generation

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

Iveda offers many IoT sensors and devices for various applications such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, care watch and tracking devices.

We also offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. Our smart power hardware is equipped with an RS485 communication interface allowing the meters to be connected to various third-party SCADA software for monitoring and control purposes. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system.

Iveda’s Cerebro manages all the components of our smart power technology including statistics on energy consumption. Cerebro is a software platform designed to integrate multiple unconnected energy, security and safety applications and devices and control them through one comprehensive user interface.

Cerebro’s roadmap includes dashboard for all of Iveda’s platforms for central management of all devices. Cerebro is system agnostic and will support cross-platform interoperability. The common unified user interface will allow remote control of platforms, sensors and subsystems throughout an entire environment. This integration and unification of all subsystems enable acquisition and analysis of all information on one central command center, allowing comprehensive, effective, and overall management and protection of a city.

Iveda’s Utilus smart pole technology is a smart power management and wireless mesh communications network deployed on new or existing light pole structures. The Utilus network uses WiFi, 4G and 5G small cell capabilities, and other wireless protocols to provide distributed video surveillance with AI video search technology and remote management of local devices such as trackers, water meters, electrical meters, valves, circuit breakers and sensors.

In the last few years, the smart city concept has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources has necessitated the transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

We will license our CEREBRO platform and sell IoT hardware to service providers such as telecommunications companies, integrators and other technology resellers already providing services to an existing customer base. Partnering with service providers that have an existing loyal customer base allows us to focus on servicing just a handful of our partners and concentrating on our technology offering. Service providers leverage their end-user infrastructure to sell, bill, and provide customer service for Iveda’s product offering. This business model provides dual revenue streams – one from hardware sales and the other from monthly licensing fees.

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Iveda Taiwan, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City. Iveda Taiwan combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through Iveda Taiwan, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. Iveda Taiwan is our research and development arm, working with a team of developers in Taiwan.

In April 2011, we completed our acquisition of Iveda Taiwan, a company founded in 1998 by a group of sales and research and development professionals from Taiwan Panasonic Company. Iveda Taiwan, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City initiatives in Taiwan and other neighboring countries. Iveda Taiwan combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through Iveda Taiwan, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. Iveda Taiwan is our research and development arm, working with a team of developers and managing our relationship with the Industrial Technology Research Institute (“ITRI”) in Taiwan. Iveda Taiwan also houses the application engineering team that supports Sentir implementation for our service provider customers in Asia. The Company depends on Iveda Taiwan as the majority of the company’s revenues have come from Iveda Taiwan since we acquired them in April 2011. For the years ended December 31, 2024 and 2023, Iveda Taiwan’s operations accounted for 93% and 71% of our total revenue, respectively.

The acquisition of Iveda Taiwan provided the following benefits to our business:

●	An established presence and credibility in Asia and access to the Asian market.

●	Relationships in Asia for cost-effective research and development of new product offerings and securing the best pricing for end user devices.

●	Sourcing of products directly using Iveda Taiwan’s product sourcing expertise to enhance our custom integration capabilities.

●	Enhancements to the global distribution potential for our products and services.

In November 2012, we signed a cooperation agreement with ITRI, a research and development organization based in Taiwan. Together with ITRI, we have developed cloud-video services. Pursuant to the cooperation agreement, we licensed, through our subsidiary, Sole-Vision Technologies, Inc., the right to use U.S. Patent No. 8,719,442 (as well as its Taiwanese and Chinese counterparts) with respect to the development of cloud-video technologies.

In June and August 2014, in collaboration with our local partner in the Philippines, we shipped our ZEE cloud plug-and-play cameras for delivery to the Philippine Long Distance Telephone Company (“PLDT”) for distribution to its customers with a cloud video surveillance service offering, utilizing our Sentir platform.

New Accounting Standards

See Financial Statement Footnotes for discussion.

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Results of Operations for the Year Ended December 31, 2024 Compared with the Year Ended December 31, 2023

Net Revenue

We recorded net consolidated revenue of $6.0 million for the year ended December 31, 2024, compared with $6.5 million for the year ended December 31, 2023, a decrease of ($0.5) million, or (7%). For the year ended December 31, 2024, our service revenue was $0.43 million, or 7% of net revenue, and our equipment sales and installation revenue was $5.6 million, or 93% of net revenue. In fiscal 2023, our service revenue was $0.44 million, or 7% of consolidated net revenue, and our equipment sales and installation revenue was $6.1 million, or 93% of net revenue. The decrease in total revenue in 2024 compared with the same period in fiscal 2023 is attributable primarily to decreased equipment sales from Iveda Taiwan as a result of delays of long-term contracts awarded and started during 2024.

Revenue for the US operations were $0.9 million for the year ended December 31, 2024, compared with $0.9 million for the year ended December 31, 2023, a slight increase of 2%.

Revenue for the Taiwan operations were $5.2 million for the year ended December 31, 2024, compared with $5.6 million for the year ended December 31, 2023, a decrease of ($0.5) million, or (9%). This decrease in revenue in 2024 compared with 2023 is due primarily to timing of completion of large projects at year end.

Cost of Revenue

Total cost of revenue was $4.7 million (78% of revenue; gross margin of 22%) for the year ended December 31, 2024, compared with $5.4 million (84% of revenue; 16% gross margin) for the year ended December 31, 2023, a decrease of $0.7 million, or 54%. The decrease in cost of revenue was primarily driven by decreased Iveda Taiwan revenue. The increase in overall gross margin was also primarily attributed to higher margin sales to smaller customers within Iveda Taiwan revenue and higher margin service revenue maintaining during 2024.

Cost of revenue for the US operations were $0.6 million for the year ended December 31, 2024, compared with $0.9 million for the year ended December 31, 2023, a decrease of $0.3 million, or 33%. This net decrease in cost of revenue in 2024 compared with 2023 is due primarily related to an increase in sales to our distribution partners in the US with better margins than prior year revenue.

Cost of revenue for the Taiwan operations were $4.1 million for the year ended December 31, 2024, compared with $4.5 million for the year ended December 31, 2023, the decrease in cost of revenue was related to the decrease in revenue and the margins remained consistent.

Operating Expenses

Operating expenses for the consolidated operations were $5.4 million for the year ended December 31, 2024, compared with $5.1 million for the year ended December 31, 2023, an increase of $0.3 million, or 5%. This net increase in operating expenses in 2024 compared with 2023 is due primarily related to increases in marketing and public company related expenses including audit cost increases related to changing auditors.

Operating expenses for the US operations were $4.3 million for the year ended December 31, 2024, compared with $4.1 million for the year ended December 31, 2023, an increase of $0.2 million, or 5%. This net increase in operating expenses in 2024 compared with 2023 is due primarily related to a increases in marketing and public company related expenses including audit cost increases related to changing auditors.

Operating expenses for the Taiwan operations were $1.0 million for the year ended December 31, 2024, compared with $1.0 million for the year ended December 31, 2023, there were no significant fluctuations in the Taiwan operating expenses in 2024 compared with 2023.

Loss from Operations

Consolidated Loss from operations increased to $4.1 million for the year ended December 31, 2024, compared with $4.0 million for the year ended December 31, 2023, an increase of $0.1 million, or 2%. A majority of the increase in loss from operations was primarily due to a minimal increase in operating expenses offset by increased gross margins.

US loss from operations decreased to $4.1 million for the year ended December 31, 2024, compared with $4.2 million for the year ended December 31, 2023, a decrease of $0.1 million, or 2%.

Iveda Taiwan income from operations decreased to $0.03 million for the year ended December 31, 2024, compared with $0.14 million for the year ended December 31, 2023, a decrease of $0.11 million, or 77%. A majority of the decrease in income from operations was primarily due to a reduction in revenue of $0.5 million for 2024.

Other Income (Expense)-Net

Other income (expense)-net was $0.12 million other income for the year ended December 31, 2024, compared with ($0.08) million other expense for the year ended December 31, 2023. The majority of the other income in 2024 is interest income from cash balances and 2023 income was offset by the $0.18 loss from investment in Iveda Phils JV.

Net Loss

Net loss was $4.0 million for the year ended December 31, 2024, compared with $4.1 million for the year ended December 31, 2023. The consistent amount in net loss was caused primarily from the offsetting effects of increased operating expenses and increased gross margins.

Liquidity and Capital Resources

As of December 31, 2024, we had cash and cash equivalents of $1.6 million in our U.S.-based segment and $1.0 million in our Taiwan-based segment, compared to $2.9 million in our U.S.-based segment and $1.8 million in our Taiwan-based segment as of December 31, 2023. This decrease in our cash and cash equivalents is primarily a result of the cash used in operating activities of $4.4 million during the year ended December 31, 2024. There are no legal or economic factors that materially impact our ability to transfer funds between our U.S.-based and Taiwan-based segments.

Net cash used in operating activities during the year ended December 31, 2024 was $4.4 million compared to $3.3 million net cash used during the year ended December 31, 2023. Net cash used in operating activities for the year ended December 31, 2024 consisted primarily of the $4.0 million net loss including $0.2 million of non-cash charges (primarily stock option compensation and common stock issued for investor relations services), $0.5 million deferred cost of goods sold, $0.3 million of Taiwan vendor deposits, prepaids and advances to suppliers and $0.4 million net increase of accounts payable and accrued operating expenses. Net cash used in operating activities for the year ended December 31, 2023 consisted primarily of the $4.1 million net loss including $0.3 million of non-cash charges (primarily stock option compensation and common stock issued for investor relations services), $0.1 million of Taiwan vendor deposits, prepaids and advances to suppliers and $0.6 million net payments for accounts payable and accrued operating and interest expenses with an offsetting $0.8 million collection of accounts receivable

Net cash used in investing activities for the year ended December 31, 2024 was minimal. Net cash used by investing activities during the year ended December 31, 2023 was $0.30 million.

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Net cash provided by financing activities for the year ended December 31, 2024 was $2.3 million compared with $1.0 million provided during the year ended December 31, 2023. Net cash provided by financing activities in 2024 is primarily a result of the $1.7 million net direct offering of Common Stock and Pre-Funded warrants at $3.44 per share. Net cash provided by financing activities in 2023 is primarily a result of the $1.3 million issuance of Common Stock from the exercise of warrants issued during the August 2022 offering at $11.20.

We have experienced significant operating losses since our inception. At December 31, 2024, we had approximately $35 million in net operating loss carryforwards available for federal income tax purposes, which will begin to expire in 2025. We did not recognize any benefit from the federal net operating loss carryforwards in 2024 or 2023. We also had approximately $5.0 million in state net operating loss carryforwards, which expire after five years.

We have limited liquidity and have not yet established a stabilized source of revenue sufficient to cover operating costs, based on our current estimated burn rate. Accordingly, our continuation as a going concern is dependent upon our ability to generate greater revenue through increased sales and/or our ability to raise additional funds through the capital markets. No assurance can be given that we will be successful in future financing and revenue-generating efforts. Even if funding is available, we cannot assure investors that it will be available on terms that are favorable to our existing stockholders. Additional funding may be achieved through the issuance of equity or debt securities that could be significantly dilutive to the percentage ownership of our existing stockholders. In addition, these newly issued securities may have rights, preferences, or privileges senior to those of our existing stockholders. Accordingly, such a financing transaction could materially and adversely impact the price of our common stock.

Substantially all of our cash is deposited in three financial institutions, two in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (“Central Deposit Insurance Corporation”) with maximum coverage of NTD 3 million. At times, amounts on deposit in Taiwan may be in excess of the CDIC insurance limit.

Our accounts receivable are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we generally do not require collateral in exchange for our products and services provided on credit.

We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Payment terms for our U.S.-based segment require a deposit with the order and 15 days after they are shipped. For our U.S.-based segment, accounts receivable that are more than 120 days past due are considered delinquent. Payment terms for our Taiwan-based segment vary based on our agreements with our customers. Generally, we receive payment for our products and services within one year of commencing the project, except that we retain 5% of the total payment amount and release such amount one year after the completion of the project. For our U.S.-based segment, we had no doubtful accounts receivable allowances for the years ended December 31, 2024 and 2023, respectively. For our Taiwan-based segment, we set up no doubtful accounts receivable allowances for the years ended December 31, 2024 and 2023, respectively. We deem our accounts receivable to be collectible based on certain factors, including the nature of the customer contracts and past experience with similar customers. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer, and we generally do not charge interest on past due receivables.

Effects of Inflation

For the periods for which financial information is presented, we do not believe that the current levels of inflation in the United States have had a significant impact on our operations. Likewise, we do not believe that the current levels of inflation in Taiwan have had a significant impact on the operations of Iveda Taiwan.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

Critical Accounting Policies and Estimates

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact on our business operations and any associated risks related to these policies are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported or expected financial results.

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective, and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

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The material estimates for our company are that of the stock-based compensation recorded for options and warrants issued and the income tax valuation allowance recorded for deferred tax assets. The fair values of options and warrants are determined using the Black-Scholes option pricing model. We have no historical data on the accuracy of these estimates. The estimated sensitivity to change is related to the various variables of the Black-Scholes option pricing model stated below. The specific quantitative variables are included in the notes to the financial statements. The estimated fair value of options and warrants is recognized as expense on the straight-line basis over the options’ and warrants’ vesting periods. The fair value of each option and warrant granted is estimated on the date of grant using the Black-Scholes option pricing model with the expected life, dividend yield, expected volatility, and risk-free interest rate weighted-average assumptions used for options and warrants granted. Expected volatility for 2014 and 2013 was estimated using the Dow Jones U.S. Industry indexes sector classification methodology for industries similar to that in which we operate. The risk-free rate for periods within the contractual life of the option and warrant is based on the U.S. Treasury yield curve in effect at the grant date. The expected life of options and warrants is based on the average of three public companies offering services similar to ours.

Impairment of Long-Lived Assets

We have a relatively minimal amount of property and equipment, consisting primarily of office equipment. We review the recoverability of the carrying value of long-lived assets using the methodology prescribed in ASC 360 “Property, Plant and Equipment.” We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds their fair value. We did not make any impairment for the years ended December 31, 2024 and 2023.

Revenue and Expense Recognition

We recognize revenue when (1) persuasive evidence of an arrangement exists, (2) title transfer has occurred, (3) the price is fixed or readily determinable, and (4) collectability is reasonably assured. We recognize revenue in accordance with ASC 60, “Revenue Recognition.” Sales are recorded net of sales returns and discounts, which are estimated at the time of shipment based upon historical data. Revenue from monitoring services are recognized when the services are provided. Expenses are recognized as incurred.

Revenue for product and software sales without installation is recorded when the product and/or software has been shipped to the customer. Revenue from fixed-price equipment installation contracts is recognized as the contracts allow for invoicing at various milestones.

General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period. Profit incentives are included in revenue when their realization is deemed earned by the contract.

Stock-Based Compensation

On January 1, 2006, we adopted the fair value recognition provisions of ASC 718, “Share-Based Payment,” which requires the recognition of an expense related to the fair value of stock-based compensation awards. We elected the modified prospective transition method as permitted by ASC 718. Under this transition method, stock-based compensation expense for the years ended December 31, 2024 and 2023 includes compensation expense for stock-based compensation granted on or after the date ASC 718 was adopted based on the grant-date fair value estimated in accordance with the provisions of ASC 718. We recognize compensation expense on a straight-line basis over the requisite service period of the award. The fair value of stock-based compensation awards granted prior to, but not yet vested as of December 31, 2024 and 2023, was estimated using the “minimum value method” as prescribed by the original provisions of ASC 718, “Accounting for Stock-Based Compensation” and therefore, no compensation expense was recognized for these awards in accordance with ASC 718. We recognized $122,600 and $104,600 of stock-based compensation expense for the years ended December 31, 2024 and 2023, respectively.

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ITEM 7A – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by Item 10(f) of Regulation S-K and are not required to provide the information otherwise required under this item.

ITEM 8 – FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Reference is made to our consolidated financial statements, the notes thereto, and the report thereon, commencing on page F-1 of this Annual Report on Form 10-K, which consolidated financial statements, notes, and report are incorporated herein by reference.

Restatement impact of previously issued unaudited quarterly financial statements

The impact of the restatement on the Financial Statements for December 31, 2023 also affects the 2023 and 2024 quarterly reports (10-Qs) presentation. We have presented the following tables which represent the restated values for the balance sheets, statements of operations, statements of stockholders’ equity and statements of cash flows for the 2023 and 2024 10-Q Financial Statements. The detailed impacts are as follows:

[1]	The Deferred Tax asset of $146,560 recorded at December 31, 2022 was no longer a valid tax difference. The amount was recorded as an adjustment to accumulated deficit at December 31, 2022.

[2]	The intercompany amount due to Iveda Taiwan at December 31, 2022 was understated by $200,000 related to a payment made on behalf of Iveda US by Iveda Taiwan.

[3]	An adjustment to expense research and development expenses for all quarterly reports for 2023 and 2024 that were initially capitalized.

[4]	Adjustments related to correction of the accounting for the investment in Iveda Phils JV which was initially recorded as a consolidation. This effected cash, account and other payables, Joint Venture Non-Controlled Equity Portion, Accumulated Other Comprehensive Income (Loss) and accumulated deficit.

SCHEDULE OF RESTATEMENTS (UNAUDITED)

The following table presents the effect of the restatements of the Company’s previously issued balance sheet:

	As of March 31, 2023
	As Previously Reported	Adjustments		As Restated

Other Assets	$288,599	$(146,560	) [1]	$142,039
Property and Equipment, Net	204,516	(170,785	) [3]	33,731
Accounts and Other Payables	(1,313,360)	(200,000	) [2]	(1,513,360)
Accumulated Deficit	(45,256,934)	(517,345)		(45,774,279)
Total Shareholders’ Equity	8,341,698	(517,345)		7,824,353

	As of June 30, 2023
	As Previously Reported	Adjustments	As Restated

Cash	$8,601,307	$(101,249)[4]	$8,500,058
Other Current Assets	231,989	180,000 [4]	411,989
Other Assets	270,721	(146,560)[1]	124,161
Property and Equipment, Net	465,182	(355,753)[3]	109,429
Accounts and Other Payables	(2,408,670)	(200,000)[2]
JV Accrued Expenses		21,274 [4]	(2,587,396)
Joint Venture - Net Asset Value	(59,968)	59,968 [4]	-
Accumulated Other Compensation Income (Loss)	(242,567)	79 [4]	(242,288)
Accumulated Deficit	(46,014,306)	(662,335)	(46,676,641)
Total Shareholders’ Equity	7,540,809	(602,289)	6,938,520

	As of September 30, 2023
	As Previously Reported	Adjustments		As Restated

Cash	$5,565,074	$(99,678	) [4]	$5,465,396
Other Current Assets	324,291	180,000	[4]	504,291
Other Assets	427,049	(146,560	) [1]	280,489
Property and Equipment, Net	651,931	(546,402	) [3]	105,529
Accounts and Other Payables	(1,161,569)	(200,000	) [2]
JV Accrued Expenses		58,827	[4]	(1,302,742)
Joint Venture - Net Asset Value	(83,489)	83,489	[4]	-
Accumulated Other Compensation Income (Loss)	(274,862)	70	[4]	(274,792)
Accumulated Deficit	(46,843,124)	(837,372)		(47,680,496)
Total Shareholders’ Equity	6,680,020	(753,814)		5,926,206

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The following table presents the effect of the restatements of the Company’s previously issued statement of operations

	for the three months ended March 31, 2023
	As Previously Reported	Adjustments		As Restated

Research and Development	$-	$175,285	[3]	$175,285
General and Administrative	850,347	(4,500)[2]		845,847
Total Operating expenses	850,347	170,785	[2]	1,021,132
Net Loss attributable to Iveda Solutions, Inc.	(550,263)	(170,785	) [2]	(721,048)
Basic and Diluted Cost per Share *	(0.28)			(0.37)
Weighted Average Shares *	1,937,336			1,937,336

	For the six months ended June 30, 2023
	As Previously Reported	Adjustments		As Restated

Research and Development	$-	$360,253	[2]	$360,253
General and Administrative	2,139,031	(4,500	) [2]
		(99,945	) [4]	2,034,586
Total Operating expenses	2,139,031	255,808		2,394,839
Net Loss attributable to JV	59,967	(59,967	) [4]	-
Net Loss attributable to Iveda Solutions, Inc.	(1,307,635)	(315,775)		(1,623,410)
Basic and Diluted Cost per Share *	(0.66)			(0.82)
Weighted Average Shares *	1,990,869			1,990,869

	For the nine months ended September 30, 2023
	As Previously Reported	Adjustments		As Restated

Research and Development	$-	$550,902	[3]	$550,902
General and Administrative	3,187,581	(4,500	) [2]
		(139,079	) [4]	3,044,002
Total Operating expenses	3,187,581	407,323		3,594,904
Net Loss attributable to JV	83,489	(83,489	) [4]	0
Net Loss	(2,136,453)	(490,812)		(2,627,265)
Basic and Diluted Cost per Share *	(1.07)			(1.32)
Weighted Average Shares *	1,992,658			1,992,658

*	All share amounts and per share amounts reflect a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-8 effected on September 17, 2024.

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The following table presents the effect of the restatements of the Company’s previously issued statement of stockholders equity

	Accumulated Deficit		Total Stockholders’ Equity

Balance, March 31, 2023 as previously reported	$(45,256,934)		$8,341,698
Prior Period Adjustments [1] [2]	(346,560	) [1][2]	(346,560)
Capitalized Software expensed to Research and Development	(170,785	) [3]	(170,785)
Balance, March 31, 2023 as restated	(45,774,279)		7,824,353

Balance, June 30, 2023 as previously reported	(46,014,306)		7,540,809
Prior Period Adjustments [1] [2]	(346,560	) [1][2]	(346,560)
Capitalized Software expensed to Research and Development	(355,753	) [3]	(355,753)
Iveda Portion of JV Loss not consolidated	39,978	[4]	100,024
Balance, June 30, 2023 as restated	(46,676,641)		6,938,520

Balance, September 30, 2023 as previously reported	(46,843,124)		6,680,020
Prior Period Adjustments [1] [2]	(346,560	) [1][2]	(346,560)
Capitalized Software expensed to Research and Development	(546,402	) [3]	(546,402)
Iveda Portion of JV Loss not consolidated	55,590	[4]	139,148
Balance, September 30, 2023 as restated	(47,680,496)		5,926,206

The following table presents the effect of the restatements of the Company’s previously issued statement of cashflows:

	for the three months ended March 31, 2023
	As Previously Reported	Adjustments		As Restated
Net Loss	$(550,263)	$(170,785)[3]		$(721,048)
Net Cash Provided by (Used in) Operating Activities	172,563	(170,785)[3]		1,778
Purchase of Property and Equipment, Net	(176,156)	170,785	[3]	(5,371)
Net Cash Provided by (Used in) Investing Activities	(176,156)	170,785	[3]	(5,371)

	for the six months ended June 30, 2023
	As Previously Reported	Adjustments		As Restated
Net Loss	$(1,307,635)	$(315,775	)[3][4]	$(1,623,410)
Increase (Decrease) in Accounts and Other Payables	823,367	(21,274)[4]		802,093
Net Cash Provided by (Used in) Operating Activities	851,117	(337,049	)[3][4]	514,068
Purchase of Property and Equipment, Net	(439,708)	355,753	[3]	(83,955)
Investment in JV	-	(180,000)[4]		(180,000)
Net Cash Provided by (Used in) Investing Activities	(439,708)	175,753		(263,955)
JV Non-Controlled portion	(59,967)	59,967	[4]	-
Net Cash Provided by (Used in) Financing Activities	940,175	59,967		1,000,142
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(62,732)	79	[4]	(62,653)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,289,212	(101,249)		1,187,963
CASH AND CASH EQUIVALENTS - END OF PERIOD	8,601,307	(101,249)		8,500,058

	for the nine months ended September, 2023
	As Previously Reported	Adjustments		As Restated
Net Loss	$(2,136,453)	$(490,812	)[3][4]	$(2,627,265)
Increase (Decrease) in Accounts and Other Payables	(378,538)	(58,827)[4]		(437,365)
Net Cash Provided by (Used in) Operating Activities	(1,865,342)	(549,639	)[3][4]	(2,414,981)
Purchase of Property and Equipment, Net	(638,046)	546,402	[3]	(91,644)
Investment in JV	-	(180,000)[4]		(180,000)
Net Cash Provided by (Used in) Investing Activities	(638,046)	366,402		(271,644)
JV Non-Controlled portion	(83,489)	83,489	[4]	-
Net Cash Provided by (Used in) Financing Activities	838,023	83,489		921,512
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(81,656)	70	[4]	(81,586)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,747,021)	(99,678)		(1,846,699)
CASH AND CASH EQUIVALENTS - END OF PERIOD	5,565,074	(99,678)		5,465,396

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The following table presents the effect of the restatements of the Company’s previously issued balance sheet:

	As of March 31, 2024
	As Previously Reported	Adjustments	As Restated

Other Assets	$252,213	$(146,560)[1]	$105,653
Property and Equipment, Net	1,071,249	(981,011)[3]	90,238
Accounts and Other Payables	(1,101,491)	(200,000)[2]
JV Accrued Expenses		12,183 [4]	(1,289,308)
Cash	3,899,152	(9,083)[4]	3,890,069
Non-controlling interest	109,860	(109,860)[4]	-
Accumulated Other Comprehensive Income (Loss)	(257,178)	(1,169)[4]	(256,009)
Accumulated Deficit	(49,049,993)	(1,435,500)	(50,485,493)

	As of June 30, 2024
	As Previously Reported	Adjustments	As Restated

Other Assets	$248,190	$(146,560)[1]	$101,630
Property and Equipment, Net	1,177,452	(1,092,712)[3]	84,740
Accounts and Other Payables	(1,678,335)	(200,000)[2]
JV Accrued Expenses		23,755 [4]	(1,854,580)
Cash and Cash Equivalents	2,857,423	(4,305)[4]	2,853,118
Non-controlling interest	119,670	(119,670)[4]	-
Accumulated Other Comprehensive Income (Loss)	(277,736)	(710)[4]	(277,026)
Accumulated Deficit	(49,544,271)	(1,540,202)	(51,084,473)

	As of September 30, 2024
	As Previously Reported	Adjustments	As Restated

Other Assets	$219,280	$(146,560)[1]	$72,720
Intangible Asset, Net	1,131,962	(1,131,962)[3]	-
Accounts and Other Payables	(2,701,427)	(200,000)[2]
JV Accrued Expenses		50,536 [4]	(2,850,891)
Cash and Cash Equivalents	3,598,012	(1,734)[4]	3,596,278
Other Current Assets	548,312	(3,278)[4]	545,034
Non-controlling interest	132,605	(132,605)[4]	-
Accumulated Other Comprehensive Income (Loss)	(249,035)	(962)[4]	(248,073)
Accumulated Deficit	(50,099,282)	(1,566,565)	(51,665,847)

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The following table presents the effect of the restatements of the Company’s previously issued statement of operations

	for the three months ended March 31, 2024
	As Previously Reported	Adjustments		As Restated

General and Administrative Expenses	$1,342,863	$(17,504)[4]		$1,325,359
Research and Development	-	188,400	[3]	188,400
Total Operating Expenses	1,342,863	170,896	[3][4]	1,513,759
Loss Before Income Taxes	(1,087,356)	(170,896	)[3][4]	(1,258,252)
Net Loss	(1,118,700)	(170,896	)[3][4]	(1,289,596)
Net loss attributable to Non-contolling Interest	10,502	(10,502)[4]		-
Net loss attributable to Iveda Solutions, Inc	(1,108,198)	(181,398	)[3][4]	(1,289,596)
Basic and Diluted Cost per Share *	(0.55)			(0.64)
Weighted Average Shares *	2,021,236			2,021,236

	For the six months ended June 30, 2024
	As Previously Reported	Adjustments		As Restated

General and Administrative Expenses	$2,358,231	$(34,998)[4]		$2,323,233
Research and Development	-	300,100	[3]	300,100
Total Operating Expenses	2,358,231	265,102	[3][4]	2,623,333
Loss Before Income Taxes	(1,590,880)	(265,102	)[3][4]	(1,855,982)
Net Loss	(1,623,475)	(265,102	)[3][4]	(1,888,577)
Net loss attributable to Non-contolling Interest	20,999	(20,999)[4]		-
Net loss attributable to Iveda Solutions, Inc	(1,602,476)	(286,101	)[3][4]	(1,888,577)
Basic and Diluted Cost per Share *	(0.79)			(0.93)
Weighted Average Shares *	2,025,820			2,025,820

	For the nine months ended September 30, 2024
	As Previously Reported	Adjustments		As Restated

General and Administrative Expenses	$3,370,549	$(67,153)[4]		$3,303,396
Research and Development	-	339,350	[3]	339,350
Total Operating Expenses	3,370,549	272,197	[3][4]	3,642,746
Interest Expense	(15,420)	64	[4]	(15,356)
Loss Before Income Taxes	(2,165,353)	(272,133	)[3][4]	(2,437,486)
Net Loss	(2,197,817)	(272,133	)[3][4]	(2,469,950)
Net loss attributable to Non-contolling Interest	40,330	(40,330)[4]		-
Net Loss attributable to Iveda Solutions, Inc.	(2,157,487)	(312,463	)[3][4]	(2,469,950)
Basic and Diluted Cost per Share *	(1.05)			(1.20)
Weighted Average Shares *	2,055,649			2,055,649

*	All share amounts and per share amounts reflect a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-8 effected on September 17, 2024.

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The following table presents the effect of the restatements of the Company’s previously issued statement of stockholders equity

	Accumulated Deficit		Total Stockholders’ Equity

Balance, March 31, 2024 as previously reported	$(49,049,993)		$4,645,074

Correction of Prior Period Adjustments	(346,560	)[1][2]	(346,560)
Capitalized Software expensed to Research and Development	(981,012)[3]		(981,012)
Iveda Portion of JV Loss not consolidated	(107,928)[4]		3,101
Balance, March 31, 2024 as restated	(50,485,493)		3,320,603

Balance, June 30, 2024 as previously reported	(49,544,271)		4,236,028

Correction of Prior Period Adjustments	(346,560	)[1][2]	(346,560)
Capitalized Software expensed to Research and Development	(1,092,712)[3]		(1,092,712)
Iveda Portion of JV Loss not consolidated	(100,930)[4]		19,450
Balance, June 30, 2024 as restated	(51,084,473)		2,816,206

Balance, September 30, 2024 as previously reported	(50,099,282)		5,531,243

Correction of Prior Period Adjustments	(346,560	)[1][2]	(346,560)
Capitalized Software expensed to Research and Development	(1,131,962)[3]		(1,131,962)
Iveda Portion of JV Loss not consolidated	(88,044)[4]		45,525
Balance, September 30, 2024 as restated	(51,665,848)		4,098,246

The following table presents the effect of the restatements of the Company’s previously issued statement of cashflows:

	for the three months ended March 31, 2024
	As Previously Reported	Adjustments		As Restated
Net Loss	$(1,108,198)	$(188,400)[3]		$(1,296,596)
Net Cash Provided by (Used in) Operating Activities	(1,112,075)	(188,400)[3]		(1,300,475)
Purchase of Property and Equipment, Net	(188,400)	188,400	[3]	-
Net Cash Provided by (Used in) Investing Activities	(188,400)	188,400	[3]	-

	for the six months ended June 30, 2024
	As Previously Reported	Adjustments		As Restated
Net Loss	$(1,602,476)	$(286,101	)[3][4]	$(1,888,577)
Increase (Decrease) in Accounts and Other Payables	657,858	(3,133)[4]		654,725
Net Cash Provided by (Used in) Operating Activities	(2,003,940)	(289,234	)[3][4]	(2,293,174)

Purchase of Property and Equipment, Net	(302,726)	300,100	[3]	(2,626)

Net Cash Provided by (Used in) Investing Activities	(302,726)	300,100	[3]	(2,626)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(112,694)	922	[4]	(111,772)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,901,284)	11,788		(1,889,496)
CASH AND CASH EQUIVALENTS - END OF PERIOD	2,983,091	(4,305)		2,978,786

	for the nine months ended September 30, 2024
	As Previously Reported	Adjustments		As Restated
Net Loss	$(2,157,487)	$(312,463	)[3][4]	$(2,469,950)
Other Current Assets	(116,342)	3,279	[4]	(113,063)
Increase (Decrease) in Accounts and Other Payables	1,565,741	(16,979)[4]		1,548,762
Net Cash Provided by (Used in) Operating Activities	(3,203,769)	(326,163	)[3][4]	(3,529,932)

Purchase of Intangible Asset	(339,350)	339,350	[3]	-

Net Cash Provided by (Used in) Investing Activities	(341,965)	339,350	[3][4]	(2,615)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(26,780)	(1,172)[4]		(27,952)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,253,430)	13,187		(1,240,243)
CASH AND CASH EQUIVALENTS - END OF PERIOD	3,630,945	(1,734)		3,629,211

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ITEM 9 – CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A – CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our Chief Executive Officer and Principal Financial Officer, after evaluating the effectiveness of our “disclosure controls and procedures” (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Annual Report on Form 10-K (the “Evaluation Date”), concluded that as of the Evaluation Date, our disclosure controls and procedures were not effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms.

Based on their evaluation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of December 31, 2024, our Principal Executive Officer and Principal Financial Officer have concluded that our disclosure controls and procedures were not effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Securities  Exchange Act of 1934 Rule 13a-15(f). Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. GAAP.

As of December 31, 2024, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control-Integrated Framework of 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Based on that evaluation under this framework, our management concluded that as of December 31, 2024, our internal control over financial reporting was not effective because of the following material weaknesses:

The material weaknesses identified include (i) the Company had inadequate segregation of duties consistent with control objectives and (ii) the Company had an insufficient number of personnel with an appropriate level of U.S. GAAP knowledge and experience and ongoing training in the application of U.S. GAAP and SEC disclosure requirements commensurate with the Company’s financial reporting requirements.

We are working to remediate the deficiencies and material weaknesses. Our remediation efforts are ongoing, and we will continue our initiatives to implement and document policies, procedures, and internal controls. We have taken steps to enhance our internal control environment and plan to take additional steps to remediate the deficiencies and address material weaknesses. In addition, we continue to evaluate, remediate and improve our internal control over financial reporting, executive management may elect to implement additional measures to address control deficiencies or may determine that the remediation efforts described above require modification. Executive management, in consultation with and at the direction of our Audit Committee, will continue to assess the control environment and the above-mentioned efforts to remediate the underlying causes of the identified material weaknesses.

Although we plan to complete this remediation process as quickly as possible, we are unable, at this time to estimate how long it will take; and our efforts may not be successful in remediating the deficiencies or material weaknesses.

This Annual Report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the SEC that permit the company to provide only management’s report on internal control in this annual report.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the year ended December 31, 2024, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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Inherent Limitations on Effectiveness of Controls

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. These include the fact that human judgment in decision-making can be faulty and that breakdowns in internal control can occur because of human failures such as simple errors or mistakes or intentional circumvention of the established process. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Because of the inherent limitations of internal control, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process.

Changes in Disclosure Controls and Procedures

None

ITEM 9B – OTHER INFORMATION

(a) None.

(b) Corporate Governance

During the period covered by this Annual Report on Form 10-K, there were no changes to the procedures by which security holders may recommend nominees to the Company’s Board of Directors.

(c) Insider Trading Arrangements and Policies

During the quarter ended December 31, 2024, no director or officer of the Company “adopted” or “terminated” a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement” as each term is defined in Item 408 of Regulation S-K.

ITEM 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

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PART III

ITEM 10 – DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive Officers and Directors

Set forth below is information concerning our directors, director nominees, executive officers and other key employees.

Name	Age	Position
David Ly	49	Chief Executive Officer, Chairman of the Board of Directors and President
Robert J. Brilon	64	Chief Financial Officer, Treasurer and Corporate Secretary
Gregory Omi	63	Chief Technology Officer
Joseph Farnsworth	65	Director
Alejandro Franco	71	Director
Robert D. Gillen	70	Director

David Ly founded our company and has served as our Chief Executive Officer and Chairman of the Board of Directors since October 2009. Mr. Ly also served as our President from October 2009 to February 2014. Mr. Ly served in Business-to-Business Sales for T-Mobile USA, a wireless network and communications company, from August 2002 to September 2003. From September 2001 to July 2002, Mr. Ly served as Market Manager of Door To Door Storage, a moving and portable storage company. Mr. Ly served as an Applications Engineer at Metricom, Inc., the first micro cellular data network, from November 1998 to August 2001. Mr. Ly holds a Bachelor of Science Degree in Civil Engineering with a minor in International Business from San Francisco State University. We believe Mr. Ly’s position as our Chief Executive Officer, his extensive knowledge and understanding of the video surveillance and AI industries, and his business and engineering expertise and management skills provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert J. Brilon has served as our Chief Financial Officer since December 2013. He was also our President from February 2014 to July 2018 and Treasurer from December 2013 to July 2018 and was appointed Treasurer again on December 15, 2021. Mr. Brilon served as our Executive Vice President of Business Development from December 2013 to February 2014 and as our interim Chief Financial Officer and Treasurer from December 2008 to August 2010. Mr. Brilon is a Board Director and independent contract CFO for Bimergen Energy Corporation from October 2021 to present. Mr. Brilon joined New Gen Management Services, Inc. in July 2017 as the CFO (subsequently becoming President and CFO of New Gen in July 2018). Mr. Brilon was the President, Chief Financial Officer, Corporate Secretary, and Director of both Vext Science, Inc and New Gen until he resigned in February 2020. Mr. Brilon served as Chief Financial Officer and Executive Vice President of Business Development of Brain State Technologies, a brainwave optimization software licensing and hardware company, from August 2010 to November 2013. From January 2010 to August 2010, Mr. Brilon served as Chief Financial Officer of MD Helicopters, a manufacturer of commercial and light military helicopters. Mr. Brilon also served as Chief Executive Officer, President, and Chief Financial Officer of InPlay Technologies (NASDAQ: NPLA), formerly, Duraswitch (NASDAQ: DSWT), a company that licensed patented electronic switch technology and manufactured digital pen technology, from November 1998 to June 2007. Mr. Brilon served as Chief Financial Officer of Gietz Master Builders from 1997 to 1998, Corporate Controller of Rental Service Corp. (NYSE: RRR) from 1995 to 1996, Chief Financial Officer and Vice President of Operations of DataHand Systems, Inc. from 1993 to 1995, and Chief Financial Officer of Go-Video (AMEX:VCR) from 1986 to 1993. Mr. Brilon is a certified public accountant and practiced with several leading accounting firms, including McGladrey Pullen, Ernst and Young and Deloitte and Touche. Mr. Brilon holds a Bachelor of Science degree in Business Administration from the University of Iowa.

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Gregory Omi has served as our Chief Technology Officer since May 2021. Prior, Mr. Omi served as director of our company from October 2009 to November 2016. Mr. Omi served as a senior programmer for Zynga, an online and mobile social gaming company, from November 2009 to March 2014 and then again briefly in 2016 and 2019 as architect. Mr. Omi served as senior engineer at Tesla, an electric vehicle manufacturer, from October 2016 to October 2017. Prior to that, Mr. Omi served as a programmer for Monkey Gods, LLC, a video game developer, from January 2009 to November 2009. Mr. Omi also served as Senior Programmer for Flektor, Inc., a developer of online audio and video editing tools, from October 2006 to January 2009. From October 1996 to June 2006, Mr. Omi served as a Senior Programmer for Naughty Dog, a computer game developer. Prior to that, Mr. Omi served in programming roles for 3DO from 1992 to 1996, TekMagic in 1992, Epyx from 1986 to 1992, Atari in 1991, Nexa from 1982 to 1983 and 1985 to 1986, and HES in 1983. Mr. Omi attended DeVry Institute in Phoenix, Arizona from 1979 to 1980 where he studied industrial electronics engineering.

Joseph Farnsworth has served as a director of our company since January 2010. Mr. Farnsworth has served as President and as a director of Farnsworth Realty & Management Co., an Arizona-based privately held real estate company, and as a director of Farnsworth Development, a closely held real estate developer, since 1995. Mr. Farnsworth has also served as a director of The Farnsworth Companies since 2008. Mr. Farnsworth has also served as a director of Venture West Aviation since 2022. From 1990 to 1995, Mr. Farnsworth served as President of Alfred’s International, with operations in China and Korea. Prior to that, Mr. Farnsworth served as President of Farnsworth International, a real estate investment company based in Taipei, Taiwan from 1987 to 1991. Mr. Farnsworth holds a Bachelor of Science degree in Real Estate Finance from Brigham Young University and is a licensed real estate broker in Arizona. We believe Mr. Farnsworth’s experience leading companies with operations in Asia and his business and management skills provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Alejandro Franco has served as a director of our company since November 2011. Mr. Franco has also served as a consultant to our company since 2011, advising on business development and strategic partnership opportunities in Mexico. Mr. Franco is the founder and has served as President of Amextel, a telecommunications company in Mexico, since June 2003. Mr. Franco founded the Mexican American Business Council, a non-profit organization facilitating border relationships to increase business, support trade growth and investments, and has been the CEO since June 2015. Mr. Franco also founded and served as President of Bela Corp., a cloud technology and services company, from 1988 to 2000. Prior to that, Mr. Franco founded and served as President of TVM, Inc., a television and technology company in Mexico, from 1985 to 1988. Mr. Franco attended UNAM University, Mexico where he studied Economics. Mr. Franco also attended IBERO University, Mexico, where he studied Industrial Design. Mr. Franco holds a Master degree in Theology from the Oblate School of Theology in San Antonio, Texas. We believe Mr. Franco’s experience leading businesses with operations in Asia and Mexico, his experience as a consultant for our company, his extensive knowledge and understanding of the telecommunications and cloud technology industries, and his business and management skills provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert D. Gillen has served as a director of our company since November 2011. Mr. Gillen founded and has served as President of the Law Offices of Robert D. Gillen, Ltd., a law firm located in Scottsdale, Arizona and Naperville, Illinois, which specializes in advising small- and medium-size businesses on domestic and international tax planning, since 1979. Mr. Gillen retired in October 2014. Mr. Gillen holds a Bachelor of Science degree in Business Administration from the University of Illinois and a J.D. from the Illinois Institute of Technology – Chicago Kent College of Law. Mr. Gillen also has extensive experience educating, CPAs, attorneys, and other financial and business professionals about asset protection and tax planning. We believe Mr. Gillen’s experience advising, clients operating the cellular industry, his experience leading a business involved in the lease and sale of cellular sites, his experience navigating international business and legal issues, and his prior board experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

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Family Relationships

There are no family relationships among any of our directors, director nominees or executive officers.

Terms of Directors and Executive Officers

The number of directors of the Company shall be not less than one nor more than thirteen. Each of our directors holds office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified, until his or her resignation, or until his or her office is otherwise vacated in accordance with our articles of incorporation.

Our officers are elected by and serve at the discretion of the board of directors.

Board of Directors and Board Committees

Our board of directors consists of four directors, three of whom are independent as such term is defined by the Nasdaq Capital Market. We have determined that Joseph Farnsworth, Alejandro Franco and Robert D. Gillen satisfy the “independence” requirements under NASDAQ Rule 5605.

Board Committees

We have established three committees under the board of directors: an audit committee, a compensation committee and a nomination and corporate governance committee, and adopted a charter for each of the three committees. Copies of our committee charters are posted on our corporate investor relations website.

Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Joseph Farnsworth, Alejandro Franco and Robert D. Gillen. Mr. Farnsworth is the chair of our audit committee. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Joseph Farnsworth, Alejandro Franco and Robert D. Gillen. Mr. Farnsworth is the chair of our compensation committee. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

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Nominations and Corporate Governance Committee. Our Nominations and Corporate Governance committee consists of Joseph Farnsworth, Alejandro Franco and Robert D. Gillen. Mr. Gillen is the chair of our Nominations and Corporate Governance committee. The nominating and corporate governance committee is responsible for, among other things, (i) determining the qualifications, qualities and skills required to be a director of the Company and evaluating, selecting and approving nominees to serve as directors, (ii) periodically reviewing, assessing and making recommendations for changes to the Board of Directors and its committees and (iii) overseeing the process for evaluation of the Board of Directors. Pursuant to the nominating and corporate governance committee charter, the nominating and corporate governance committee has the authority to delegate all or a portion of its duties and responsibilities to a subcommittee of the nominating and corporate governance committee. In addition, the nominating and corporate governance committee has unrestricted access to and assistance from our officers, employees and independent auditors and the authority to employ experts, consultants and professionals to assist with performance of their duties. The nominating and corporate governance committee is also responsible for establishing procedures regarding director nominees put forward by stockholders. The committee is also responsible for establishing procedures for shareholder communications with the Board of Directors.

Involvement in Certain Legal Proceedings

None of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics which is applicable to all of our directors, executive officers and employees. A copy of the code of business conduct and ethics is posted on our corporate investor relations website as required for our listing on the Nasdaq Capital Market.

ITEM 11 – EXECUTIVE COMPENSATION

Summary Compensation Table

We believe that it is important to design a compensation program that supports our business strategy. As a result, our compensation program emphasizes performance-based compensation and is designed to support our business goals, promote short- and long-term growth, and attract, retain, and motivate key talent. Our compensation program is comprised of three components: base salary, bonus awards, and long-term performance incentives.

We believe that our executive officers and other key employees should have a portion of their potential annual compensation tied to our profitability and our other goals. Additionally, we seek to align the ability to earn long-term incentives directly with the interests of our stockholders through the use of equity-based incentives. We strive to ensure compensation is competitive with companies similar to us; however, we acknowledge that base salaries are currently below market.

The following table sets forth certain information with respect to compensation for the years ended December 31, 2024 and 2023, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US $100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (1)	Warrants Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
David Ly	2024	$190,000		$18,367	$16,586	$224,953
Chairman and Chief Executive Officer	2023	$190,000		$23,859	$11,968	$225,827
Sid Sung
Former President (5)	2023	$150,000		$2,130		$152,130
Robert J. Brilon	2024	$180,000		$18,367		$198,367
Chief Financial Officer, Treasurer and Corporate Secretary	2023	$180,000		$20,450		$200,450
Gregory Omi	2024	-		$-		$-
Chief Technology Officer	2023	-		$2,130		$2,130

(1)	The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.

(2)	The amounts in this column reflect the aggregate probable grant date fair value of warrants awards to our named executive officers during the fiscal year calculated in accordance with FASB ASC Topic 718, Stock Compensation. The amounts reported in this column do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(3)	The amounts in this column reflect the aggregate probable grant date fair value of option awards to our named executive officers during the fiscal year calculated in accordance with FASB ASC Topic 718, Stock Compensation. The amounts reported in this column do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(4)	The amounts in this column reflect the amount of perquisites related to a vehicle allowance.

(5)	Resigned effective December 31, 2023.

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Outstanding Equity Awards as of December 31, 2024

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2024.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2024

Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options/Warrants (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David Ly
Chairman and Chief Executive Officer
	2/25/2015	1,563	(1)	-	-	$49.28	2/25/2025
	12/11/2015	3,125	(1)	-	-	$46.08	12/11/2025
	12/15/2020	10,938	(1)	-	-	$23.68	12/15/2030
	12/30/2021	2,344	(1)	-	-	$129.92	12/31/2031
	6/15/2022	1,563	(1)	-	-	$11.36	6/15/2032
	10/03/2022	625	(1)	-	-	$6.00	10/03/2032
	12/01/2022	1,875	(1)	-	-	$4.32	12/01/2032
	11/3/2023	8,750	(2)	-	-	$5.44	11/3/2033
	12/7/2024	15,000	(2)	-	-	$1.71	12/7/2034

Robert J. Brilon
Chief Financial Officer
	12/30/2021	1,563	(1)	-	-	$129.92	12/31/2031
	6/15/2022	1,563	(1)	-	-	$11.36	6/15/2032
	10/03/2022	625	(1)	-	-	$6.00	10/03/2032
	12/01/2022	1,563	(1)	-	-	$4.32	12/01/2032
	11/3/2023	7,500	(2)	-	-	$5.44	11/3/2033
	12/7/2024	15,000	(2)	-	-	$1.71	12/7/2034

Sid Sung President	12/20/2019	1,563	(1)	-	-	$17.92	12/20/2029
	12/15/2020	1,563	(1)	-	-	$23.68	12/15/2030
	12/30/2021	1,563	(1)	-	-	$129.92	12/30/2031
	10/03/2022	625	(1)	-	-	$6.00	10/03/2032
	12/01/2022	782	(1)	-	-	$4.32	12/01/2032
	11/3/2023	782	(2)	-	-	$5.44	11/3/2033

Gregory Omi
Chief Technology Officer
	02/25/2015	313	(1)	-	-	$49.28	02/25/2025
	12/11/2015	782	(1)	-	-	$46.08	12/11/2025
	01/05/2016	313	(1)	-	-	$41.60	01/05/2026
	12/29/2016	313	(1)	-	-	$16.64	12/29/2026
	05/10/2021	2,344	(1)	-	-	$48.00	5/10/2031
	12/30/2021	1,563	(1)	-	-	$129.92	12/30/2031
	10/03/2022	625	(1)	-	-	$6.00	10/03/2032
	12/01/2022	782	(1)	-	-	$4.32	12/01/2032
	11/3/2023	782	(2)	-	-	$5.44	11/3/2033

(1)	The options became fully vested on the date of grant.

(2)	The options became fully vested on December 31, 2024.

Equity Compensation Plans

On January 18, 2010, we adopted the 2010 Stock Option Plan (the “2010 Option Plan”), which allows the Board to grant options to purchase up to 15,625 shares of common stock to directors, officers, key employees, and service providers of our company. In 2011, the 2010 Option Plan was amended to increase the number of shares issuable under the 2010 Option Plan to 375,000 shares. In 2012, 2010 Option Plan was again amended to increase the number of shares issuable under the 2010 Option Plan to 203,125 shares. The shares issuable pursuant to the 2010 Option Plan are registered with the SEC under Forms S-8 filed on February 4, 2010 (No. 333- 164691), June 24, 2011 (No. 333-175143), and December 4, 2013 (No. 333-192655). The 2010 Option Plan expired on January 18, 2020. As of December 31, 2024 there were 23,659 options outstanding under the 2010 Option Plan.

On December 15, 2020, we adopted the Iveda Solutions, Inc. 2020 Plan (the “2020 Plan”). The 2020 Plan has a maximum of 156,250 shares authorized with similar terms and conditions to the 2010 Option Plan. As of December 31, 2024 there were 193,397 options outstanding under the 2020 Option Plan. The shares issuable pursuant to the 2020 Option Plan are registered with the SEC under Forms S-8 filed on October 7, 2022 (No. 333- 267792). In 2024, the 2020 Option Plan was amended to increase the number of shares issuable under the 2020 Option Plan to 656,250 shares.

As of December 31, 2024 and December 31, 2023, there were 217,056 and 162,265 options outstanding, respectively, under all the option plans.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above the fair market value of the common stock on the date of the grant as determined by our Board of Directors. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive Stock Option awards of unrestricted stock are not designed to be deductible to us under Section 162(m). Under the plans, stock options will terminate on the tenth anniversary date of the grant or earlier if provided in the grant.

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We have also granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to four years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods. At December 31, 2024, we had approximately $7,854 unrecognized stock-based compensation.

Director Compensation

Non-employee directors receive stock-based compensation for their service on our Board of Directors and are reimbursed for their cost of attending meetings. For the year ended December 31, 2024, Joseph Farnsworth, Alejandro Franco and Robert Gillen received 15,000 options to purchase shares of our common stock as compensation for services during the year ended December 31, 2024. For the year ended December 31, 2023, Joseph Farnsworth, Alejandro Franco and Robert Gillen received 6,250 options to purchase shares of our common stock as compensation for services during the year ended December 31, 2024. We do not pay additional compensation to our directors for their service, either as Chair or as a member, on the Audit Committee, Compensation Committee, or Nominations and Corporate Governance Committee.

Name	Fees Earned or paid in Cash $	Stock Awards $	2024 Options Awards $		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Joseph Farnsworth	-	-	$18,367	(1)	-	-	-	$18,367
Alejandro Franco	-	-	$18,367	(2)	-	-	-	$18,367
Robert Gillen	-	-	$18,367	(3)	-	-	-	$18,367

(1) As of December 31, 2024, Mr. Farnsworth had outstanding options to purchase 34,457 shares of our common stock.

(2) As of December 31, 2024, Mr. Franco had outstanding options to purchase 28,912 shares of our common stock.

(3) As of December 31, 2024, Mr. Gillen had outstanding options to purchase 29,538 shares of our common stock.

Incentive-Based Compensation Recovery Policy

The Company adopted an Incentive-Based Compensation Recovery Policy in order to comply with Nasdaq Listing Rules and Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, subject to the terms of the policy, the Company must recover reasonably promptly from its current and former executive officers the amount of any erroneously awarded incentive based compensation received on or after October 2, 2023 and during the three years preceding the date that the Company is required to prepare such accounting restatement.

47

ITEM 12 – SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table and accompanying footnotes set forth as of December 31, 2024, certain information regarding the beneficial ownership of shares of our common stock by: (i) each person who is known by us to own beneficially more than 5% of such stock; (ii) each member of our Board of Directors, and each of our named executive officers and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, all Common Stock is owned directly, and the beneficial owners listed in the table below possess sole voting and investment power with respect to the stock indicated, and the address for each beneficial owner is c/o Iveda Solutions, Inc., 1744 S. Val Vista Drive, Suite 213, Mesa, Arizona 85204.

Name of Beneficial Owner	Common Shares	% of Common Shares
Directors and Officers
David Ly (1)	106,802	3.7%
Robert J. Brilon (2)	47,723	1.7%
Gregory Omi (3)	21,940	0.8%
Joseph Farnsworth (4)	47,826	1.7%
Alejandro Franco (5)	32,819	1.2%
Robert D. Gillen (6)	49,869	1.8%
All Directors and Officers	306,979	10.3%

(1)	Includes options to purchase 45,784 shares of common stock, which are exercisable within 60 days of December 31, 2024.
(2)	Includes options to purchase 27,503 shares of common stock, which are exercisable within 60 days of December 31, 2024.
(3)	Includes options to purchase 7,817 shares of common stock, which are exercisable within 60 days of December 31, 2024.
(4)	Consists of (a) options to purchase 34,457 shares of common stock, which are exercisable within 60 days of December 31, 2024, (b) 2,491 shares of common stock held by Farnsworth Realty, an entity owned by Mr. Farnsworth and (c) 10,878 shares of common stock.
(5)	Consists of (a) options to purchase 28,912 shares of common stock, which are exercisable within 60 days of December 31, 2024, and (b) 3,907 shares of common stock held by Amextel S.A. De C.V. an entity owned by Mr. Franco.
(6)	Consists (a) options to purchase 29,538 shares of common stock, which are exercisable within 60 days of December 31, 2024, and (b) 20,331 shares of common stock.

48

Shares Authorized for Issuance Under Equity Compensation Plans

The following table shows the number of securities to be issued upon exercise of outstanding options under equity compensation plans approved by our stockholders and under equity compensation plans not approved by our stockholders as of December 31, 2024.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders (1)	23,659	$25.60	-
Equity compensation plans approved by stockholders (2)	193,397	$17.69	463,853
Equity compensation plans not approved by stockholders (3)	1,882,076	$9.42	-
Total	2,099,132	$10.36	463,853

(1)	Consists of our 2010 and 2012 Option Plan.
(2)	Consists of our 2020 Option Plan
(3)	Warrants issued not under a plan

ITEM 13 – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons, Promoters and Certain Control Persons

Other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Executive and Director Compensation.”, since January 1, 2024 there are no transactions to which we were a party in which (i) the amount involved exceeded or will exceed the lesser of $120,000 of one percent (1%) of our average total assets at year-end for the last two completed fiscal years and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, had or will have a direct or indirect material interest.

Director Independence

Our Board of Directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Farnsworth, Franco, Gillen, and Omi do not have a relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board of Directors did not consider any relationship or transaction between our company and the independent directors not already disclosed in this Annual Report on Form 10-K in making this determination. Mr. Ly is an employee director.

The Audit Committee currently consists of Messrs. Farnsworth (Chairman), Franco and Gillen, each of whom is an independent director of our company. The Compensation Committee currently consists of Messrs. Farnsworth (Chairman), Franco and Gillen, each of whom is an independent director of our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Gillen (Chairman), Farnsworth, and Franco, each of whom is an independent director of our company.

ITEM 14 – PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid to Independent Registered Public Accounting Firm

In February 2025, with the approval of the Audit Committee of the Board of Directors, we appointed Weinberg &Co (“Weinberg”) as our principal accounting firm. Weinberg has served as the principal audit firm for Iveda 2024 and 2023 Financial Statements since February 2025. No fees were paid to or accrued in 2024 related to Weinberg’s services.

We paid or accrued $283,000 and $137,500 for audit fees, during the year ended December 31, 2024 and 2023, respectively. During 2024 we paid $93,500 to BF Borgers for the audit of 2023. BF Borgers was sanctioned by the SEC in May 2024. No other fees were paid to Borgers for the respective periods.

On May 10, 2024 we engaged Kreit and Chiu CPA LLP (“KC”) to do the quarterly 10-Q reviews for 2024 and a re-audit of 2023 and 2024. We paid KC $189,500 for their 10-Q reviews and their work on the re-audit until we replaced them with Weinberg in February 2025. KC did not finish or opine on the 2023 or 2024 audits. No other fees were paid to KC.

Audit Committee Pre-Approval Policies

As part of its responsibility for oversight of the independent registered public accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by our independent registered public accountants, Weinberg. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditors is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chairman of the Audit Committee must be presented at the next Audit Committee meeting for review and ratification. All of the services provided by Weinberg described above were approved by the Audit Committee pursuant to our Audit Committee’s pre-approval policy.

Our principal accountants, Weinberg, did not engage any other persons or firms other than their respective full-time, permanent employees.

49

PART IV

ITEM 15 – EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Financial Statements and Financial Statement Schedules

1.	Consolidated Financial Statements are listed in the Index to Consolidated Financial Statements on page F-1 of this Annual Report on Form 10-K.

2.	Other schedules are omitted because they are not applicable, not required, or because required information is included in the Consolidated Financial Statements or notes thereto.

(b)	Exhibits

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated March 21, 2011, by and among Iveda Solutions, Inc., a Nevada corporation, Sole-Vision Technologies, Inc. (doing business as MEGAsys), a corporation organized under the laws of the Republic of China, and the shareholders of MEGAsys (Incorporated by reference to the Form 10-K/A filed on 2/9/2012)
4.1	Specimen Stock Certificate (Incorporated by reference to the Form SB-2 filed on 4/27/2007)
4.5	Form of Common Stock Purchase Warrant issued by Iveda Corporation in conjunction with the Merger (Incorporated by reference to the Form 8-K filed on 10/21/2009)
4.6	2010 Stock Option Plan, dated January 18, 2010 (Incorporated by reference to the Form S-8 filed on 2/4/2010)
4.7	Form of Notice of Grant of Stock Option under the Iveda Solutions, Inc. 2010 Stock Option Plan, as amended (Incorporated by reference to Form S-8 filed on 6/24/2011)
4.8	Form of Stock Option Agreement under the Iveda Solutions, Inc. 2010 Stock Option Plan, as amended (Incorporated by reference to Form S-8 filed on 6/24/2011)
4.9	Form of Stock Option Exercise Notice under the Iveda Solutions, Inc. 2010 Stock Option Plan, as amended (Incorporated by reference to Form S-8 filed on 6/24/2011)
4.13	2020 Stock Option Plan, dated January 18, 2020 (filed with amended Form 10-12g filed on 10/25/2021)
4.14	Form of Warrant to purchase common stock to officers, directors, employees, and consultants (Incorporated by reference to the Form S-1 filed on 12/30/2021)
4.15	Form of Convertible Debenture(Incorporated by reference to the Form S-1 filed on 12/30/2021)
4.16	Form of Warrant(Incorporated by reference to the Form S-1 filed on 12/30/2021)
10.1	Application Development Service Agreement dated July 14, 2006 by and between Axis Communications AB and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A2 filed on 8/2/2009)
10.2	Partner Agreement dated January 30, 2007 by and between Milestone Systems, Inc. and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
10.3	Solution Partner Agreement dated March 13, 2008 by and between Milestone Systems A/S and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
10.4	Channel Partner Program Membership Agreement – Gold Solution Partner Level – dated June 23, 2009 by and between Axis Communications Inc. and IntelaSight, Inc. (Incorporated by reference to the Form S-4/A1 filed on 7/10/2009)
10.5	Stock Purchase Agreement, dated October 15, 2009, by and among Iveda Corporation, IntelaSight, Inc., Ian Quinn and Kevin Liggins (Incorporated by reference to the Form 8-K filed on 10/21/2009)
10.11	Side Letter, dated March 21, 2011, by and among Iveda Solutions, Inc., a Nevada corporation, Sole-Vision Technologies, Inc. (doing business as MEGAsys), a corporation organized under the laws of the Republic of China, and the shareholders of MEGAsys (Incorporated by reference to Form 10-K filed on 3/30/2011)
10.12	Non-Exclusive Strategic Collaboration Agreement between Iveda Solutions, Inc. and Telmex, U.S.A., LLC, dated October 28, 2011 (Incorporated by reference to Form 10-Q/A filed on 3/7/2012)
10.13	2010 Digital Video Remote Monitoring Recording System Procurement Contract between Sole-Vision Technology, Inc. and New Taipei City Police Department Purchasing Authority, dated January 9, 2012 (Incorporated by reference to Form 10-K filed on 3/30/2012)
10.14	Consulting Agreement between Iveda Solutions, Inc. and Amextel S.A. de C.V. dated November 2, 2011 (Incorporated by reference to Form 10-K/A filed on 5/11/2012)
10.17	Cooperation Agreement with Industrial Technology Research Institute dated November 2012 (Incorporated by reference to the Form S-1 filed on 12/30/2021)
14.1	Code of Conduct and Ethics (Incorporated by reference to the Form 10-K filed on 4/15/2010)
14.2	Code of Ethics for Chief Executive Officer and Senior Financial Officers (Incorporated by reference to the Form 10-K filed on 4/15/2010)
21	Subsidiaries of the Registrant (Incorporated by reference to Form 10-K filed on 3/30/2012)
23.1*	Consent of Weinberg & Company P.A.
31.1*	Certification of Principal Executive Officer pursuant to Exchange Act Rule 15d-14(a)
31.2*	Certification of Principal Financial Officer pursuant to Exchange Act Rule 15d-14(a)
32.1*	Certification of Principal Executive Officer Pursuant to Section 1350
32.2*	Certification of Principal Financial Officer Pursuant to Section 1350
97.1	Compensation Recovery Policy of Iveda Solutions, Inc.
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
**	Furnished herewith.
†	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

50

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 16, 2025	IVEDA SOLUTIONS, INC.

	By:	/s/ David Ly
David Ly
Chief Executive Officer and Chairman

Date: June 16, 2025	IVEDA SOLUTIONS, INC.

	By:	/s/ Robert J. Brilon
Robert J. Brilon
Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ David Ly	Chief Executive Officer and Chairman	June 16, 2025
David Ly	(Principal Executive Officer)

/s/ Robert J. Brilon	Chief Financial Officer, Treasurer and Secretary	June 16, 2025
Robert J. Brilon	(Principal Financial and Accounting Officer)

/s/ Joseph Farnsworth	Director	June 16, 2025
Joseph Farnsworth

/s/ Alejandro Franco	Director	June 16, 2025
Alejandro Franco

/s/ Robert D. Gillen	Director	June 16, 2025
Robert D. Gillen

51

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Iveda Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Iveda Solutions, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company experienced net losses and negative operating cash flows during the years ended December 31, 2024 and 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Deferred Costs of Goods

As described further in Note 1 to the consolidated financial statements, the Company’s accounting policy is to classify inventory that has been purchased and delivered to customer locations in Taiwan as a deferred cost until the Company has completed its performance obligations. These deferred costs totaled $507,308 as of December 31, 2024. We identified the existence and realization of these assets as a critical audit matter because of the materiality of the deferred costs, and that a high degree of auditor judgment was required to evaluate various factors used in the Company’s evaluation of the existence and realization of these assets.

Our audit procedures related to the existence and realization of this asset included the following:

●	We obtained an understanding of Managements policy and process for assessing the existence and realization of these assets.
●	We obtained detail schedules of these deferred costs at December 31, 2024, and examined the underlying documentation relating to the purchase of these assets.
●	Verified through our testing that the inventories were delivered to the customer site.
●	Verified realization of these assets through examination of subsequent collections, completion of performance obligation and corresponding recognition of revenue.

The December 31, 2023 consolidated financial statements, which were audited by another auditor, have been restated (See Note 11).

We have served as the Company’s auditor since 2025.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

April 15, 2025

F-2

IVEDA SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

	December 31, 2024	December 31, 2023 (Restated)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$2,629,287	$4,738,504
Restricted Cash	29,013	129,778
Accounts Receivable, Net	1,277,635	281,049
Deferred Cost of Goods	507,308
Inventory, Net	148,120	324,515
Other Current Assets	435,052	435,581
Total Current Assets	5,026,415	5,909,427
PROPERTY AND EQUIPMENT, NET	68,677	98,575
Other Assets	84,424	298,163
Total Assets	$5,179,516	$6,306,165
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts and Other Payables	$1,748,857	$1,308,914
Short Term Debt	427,025	348,771
Current Portion of Long-Term Debt	122,007	-
Total Current Liabilities	2,297,889	1,657,685
LONG-TERM DEBT	376,188	-
STOCKHOLDERS’ EQUITY
Preferred Stock, $0.00001 par value; 12,500,000 shares authorized
Series B Preferred Stock, $0.00001 par value; 500 shares authorized, no shares issued and outstanding as of December 31, 2024 and December 31, 2023.	-	-
Common Stock, $0.00001 par value; 300,000,000 shares authorized; 2,808,071 and 2,021,236 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	28	20
Additional Paid-In Capital	55,962,337	54,065,775
Accumulated Comprehensive Loss	(280,209)	(221,418)
Accumulated Deficit	(53,176,717)	(49,195,897)
Total Stockholders’ Equity	2,505,439	4,648,480
Total Liabilities and Stockholders’ Equity	$5,179,516	$6,306,165

See accompanying Notes to Consolidated Financial Statements.

F-3

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023 (Restated)
REVENUE
Equipment Sales	$5,592,395	$6,052,298
Service Revenue	428,244	443,567
Other Revenue	-	-
TOTAL REVENUE	6,020,639	6,495,865
COST OF REVENUE	4,719,005	5,428,261

GROSS PROFIT	1,301,634	1,067,604

OPERATING EXPENSES
General & Administrative	5,008,587	4,311,367
Research and Development	363,350	797,112
Total Operating Expenses	5,371,937	5,108,479

LOSS FROM OPERATIONS	(4,070,303)	(4,040,875)
OTHER INCOME (EXPENSE)
Miscellaneous Income (Expense)	34,323	(28,099)
Loss from investment in Iveda Phils JV	-	(180,000)
Interest Income	113,728	131,870
Interest Expense	(26,183)	(7,254)
Total Other Income (Expense)	121,868	(83,483)

LOSS BEFORE INCOME TAXES	(3,948,435)	(4,124,358)
BENEFIT (PROVISION) FOR INCOME TAXES	(32,385)	(18,308)

NET LOSS	$(3,980,820)	$(4,142,666)
BASIC AND DILUTED LOSS PER SHARE	$(1.81)	$(2.07)
WEIGHTED AVERAGE SHARES	2,203,893	1,996,678

See accompanying Notes to Consolidated Financial Statements.

F-4

COMPREHENSIVE LOSS

	For the Year ended December 31, 2024	For the Year ended December 31, 2023 (Restated)
Net Loss	$(3,980,820)	$(4,142,666)
Other Comprehensive Loss
Foreign Currency Translation, Net of Tax	(58,792)	(775)
Comprehensive Loss	$(4,039,612)	$(4,143,441)

See accompanying Notes to Consolidated Financial Statements.

F-5

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

						Accumulated
		Common	Additional			Other	Total
	Common	Stock	Paid-in-	Accumulated		Comprehensive	Stockholders’
	Stock	Amount	Capital	Deficit		(Loss)	Equity

BALANCE AT December 31, 2022, as originally reported	1,883,342	19	52,497,045	$(44,706,671)		$(220,643)	$7,569,750
Prior Period Adjustments				(346,560)			(346,560)
BALANCE AT December 31, 2022, as restated	1,883,342	$19	$52,497,045	$(45,053,231)	-	$(220,643)	$7,223,190

Exercise of warrants issued August 2022	118,238	1	1,322,884	-	-	-	1,322,885
Warrants issued for services			2,700				2,700
Common Stock for Services	19,656	-	138,546	-	-	-	138,546
Stock Option Compensation	-	-	104,600	-	-	-	104,600
Net Loss	-	-	-	(4,142,666)	-	-	(4,142,666)
Comprehensive Loss	-	-	-	-	-	(775)	(775)

BALANCE AT December 31, 2023, as restated	2,021,236	$20	$54,065,775	$(49,195,897)		$(221,418)	$4,648,480

Common Stock for Services	12,500	-	90,000	-		-	90,000

Stock Option Compensation		-	122,600	-		-	122,600
Common Stock Issued in September Direct Offering (including Pre-Funded Warrants sold and exercised	625,000	6	1,683,964	-		-	1,683,970

Reverse Split fractional shares	149,335	2	(2)	-		-	-
Net Loss	-	-	-	(3,980,820)		-	(3,980,820)
Comprehensive Loss	-	-	-	-		(58,791)	(58,791)
BALANCE AT December 31, 2024	2,808,071	$28	$55,962,337	$(53,176,717)		$(280,209)	$2,505,439

*	All share amounts and per share amounts reflect a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-8 effected on September 17, 2024.

See accompanying Notes to Consolidated Financial Statements

F-6

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

DECEMBER 31, 2024 AND 2023

	2024	2023 (restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,980,820)	$(4,142,666)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Depreciation and Amortization	31,805	19,753
Stock Option Compensation	122,600	104,600
Common Stock Warrants Issued for Services	-	2,700
Common Stock issued for Services	90,000	138,546
Loss from Iveda Phils Joint Venture	-	180,000
(Increase) Decrease in Operating Assets
Accounts Receivable	(996,586)	930,803
Deferred Cost of Goods	(507,308)	-
Inventory	176,395	199,124
Other Current Assets	528	(66,995)
Other Assets	203,693	(175,592)
Increase (Decrease) in Accounts and Other Payables	439,945	(523,633)
Net Cash Used in Operating Activities	(4,419,748)	(3,333,360)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(2,608)	(85,593)
Investment in Iveda Phils Joint Venture		(180,000)
Net Cash Used in Investing Activities	(2,608)	(265,593)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (Payments on) Short-Term Notes Payable/Debt	78,254	(47,554)
Proceeds from (Payments to) Long-Term Debt	498,195	(251,498)
Common Stock Issued, Net of (Cost of Capital)	1,683,970	1,322,885
Net Cash Provided by Financing Activities	2,260,419	1,023,833
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(48,045)	1,780
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,209,982)	(2,573,340)
Cash and Cash Equivalents- Beginning of Period	4,868,282	7,441,622
CASH AND CASH EQUIVALENTS - END OF PERIOD	$2,658,300	$4,868,282

See accompanying Notes to Consolidated Financial Statements.

F-7

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

FOR THE YEARS ENDING DECEMBER 31, 2024 AND 2023

	2024	2023 (restated)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$15,316	$9,793
Income Tax Paid	$38,544	$28,779

See accompanying Notes to Consolidated Financial Statements.

F-8

IVEDA SOLUTIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024 AND 2023

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Iveda Solutions, Inc. (“Iveda”, or the “Company”) was incorporated in Nevada as Charmed Homes, Inc. in June 2006. On October 15, 2009, IntelaSight, d/b/a Iveda, a Washington corporation, became a wholly owned subsidiary of the Company. In December 2010, IntelaSight merged with and into the Company and the Company became the surviving company. Iveda offered the first cloud hosting of streaming and recorded video from security cameras for its customers and real-time remote surveillance service utilizing intervention specialists to watch our customers’ cameras in real time, 24/7. Iveda offers smart city technologies globally, offering advanced AI-driven video surveillance solutions and a robust suite of Internet of Things (IoT) platforms that power digital transformation for cities and commercial clients worldwide.

Consolidation

Effective April 30, 2011, we completed our acquisition of Sole Vision Technologies (fka MEGAsys and dba Iveda Taiwan), a company based in Taiwan. We consolidate our financial statements with the financial statements of Iveda Taiwan. All intercompany balances and transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the continuation of the Company as a going concern. The Company experienced net losses and negative operating cash flows during the years ended December 31, 2024 and 2023. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

At December 31, 2024, the Company had cash on hand in the amount of $2,658,300. Management does not expect that its current liquidity will support operations from a date of twelve months from the issuance of this financial statement. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue as a going concern.

The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing.

Basis of Accounting

Our consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, deferred cost of revenue, share-based compensation, deferred income taxes, provisions for losses, and inventory reserve, among other items.

Revenue and Expense Recognition

The Company applies the provisions of Accounting Standards Codification (ASC) 606-10, Revenue from Contracts with Customers, and all related appropriate guidance. The Company recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with the customer. In situations where sales are to a distributor, the Company had concluded its contracts are with the distributor as the Company holds a contract bearing enforceable rights and obligations only with the distributor. As part of its consideration for the contract, the Company evaluates certain factors including the customers’ ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations. In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which it expects to be entitled. As the Company’s standard payment terms are less than one year, it has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on its relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable input which depicts the price as if sold to a similar customer in similar circumstances. Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligations is satisfied), which typically occurs at shipment unless installation is required as with certain of our Taiwan sales – see below. Further in determining whether control has been transferred, the Company considers if there is a present right to payment and legal title, along with risks and rewards of ownership having transferred to the customer. Customers do not have a right to return the product other than for warranty reasons for which they would only receive repair services or replacement product. The Company has also elected the practical expedient under ASC 340-40-25-4 to expense commissions for product sales when incurred as the amortization period of the commission asset the Company would have otherwise recognized is less than one year.

F-9

The Company sells its products and services primarily to municipalities and commercial customers in the following manner:

●	The majority of Iveda Taiwan sales are project sales to Taiwan customers and are made direct to the end customer (typically a municipality or a commercial customer) through its sales force, which is composed of its employees. Revenue is recorded when the equipment is shipped to the end customer unless the contract requires the inventory to be installed before it can be billed and charged for service when installation or maintenance work is performed. If inventory is shipped to the customer before it is installed the inventory is reclassified to Deferred Cost of Goods.

Revenue for product and software sales without installation is recorded when the product and/or software has been shipped to the customer. Revenue from fixed-price equipment installation contracts, if any, is recognized as the contracts allow for invoicing at various milestones.

General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements are accounted for as changes in estimates in the current period. Profit incentives are included in revenue when their realization is deemed earned by the contract.

●	Iveda US hardware sales are to domestic and international customers and are made through independent distributors or integrators who purchase products from the Company at a wholesale price and sell to the end user (typically municipalities or a commercial customer) at a retail price. The distributor retains the margin as its compensation for its role in the transaction. The distributor or integrator generally maintains product inventory or product is drop shipped from the manufacturer, customer receivables and all related risks and rewards of ownership. Accordingly, upon application of steps one through five above, revenue is recorded when the product is shipped to the distributor or as directed by the distributor consistent with the terms of the distribution agreement.

●

Iveda US also sells software that include licensing fees that are paid either monthly or yearly. The revenues are recorded monthly, if the license is paid yearly the revenue will be recorded as deferred revenue and amortized on a straight-line basis over the respective time period.

●	Iveda US also sells hardware and software warranty and maintenance for an annual fee that are paid yearly. The revenues are recorded annually, if the revenue is a material amount it will be recorded as deferred revenue and amortized on a straight-line basis over the respective time period.

The following table presents our net sales by revenue source and the period over period percentage change, for the period presented:

	Years Ended December 31,
	2024	2023	% Change
Net Sales Source
Commercial Enterprises	$4,675,122	$6,104,478	(23%)
Distributors	762,660	88,047	766%
Municipalities	170,467	156,701	9%
Taiwan Government	319,767	-	100%
Other	92,625	148,311	(38%)
	6,020,639	6,495,865	(7%)

The Company sells and installs video surveillance systems comprised of various components of hardware and software.

Comprehensive Loss

Comprehensive loss is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Our current component of other comprehensive income is the foreign currency translation adjustment.

Concentrations

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable.

Substantially all cash is deposited in three financial institutions, two in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (Central Deposit Insurance Corporation) with maximum coverage of NTD 3 million. At times, amounts on deposit in Taiwan may be in excess of the CDIC Insurance limit.

F-10

Revenue from five customers out of approximately 70 total customers represented approximately 67% of total revenue for the year ended December 31, 2024. These specific customers were 1) Chunghwa Telecom with 18% 2) SECURITY INTEGRATION & CONSULTANT TECHNOLOGY CO., LTD. with 16%, 3) Chicony Power Technology Co Ltd with 11% and 4) HWACOM SYSTEMS INC. with 10%, (all Taiwan companies) and Claro Enterprise Solutions (a US company) with 12%. Revenue from two customers out of 65 total customers represented approximately 48% of total revenue for the year ended December 31, 2023. These specific customers were 1) YOU MING HUEI CO. LTD with 25%, 2) Chicony Power Technology Co Ltd with 23%, (both Taiwan companies). Total number of customers were 70 and 65, for the years ended December 31, 2024 and 2023, respectively.

52% of the total accounts receivable at December 31, 2024 was from one customer out of a total of 42 customer accounts receivable accounts. This specific customer was Chunghwa Telecom. Our accounts receivables are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we do not require collateral in exchange for our products and services provided on credit. These customers are longtime customers, and we don’t expect any problem with the collectability of these accounts receivable.

No other customers represented greater than 10% of total revenues in years ended December 31, 2024 and 2023.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company’s consolidated financial statements include the results of operations and financial position of its subsidiary located in Taiwan. The subsidiary’s functional currency is the Taiwan New Dollar (TWD). For consolidation purposes, the subsidiary’s financial statements are translated into US Dollars (USD) using the following methods: Assets and liabilities are translated using the exchange rate at the balance sheet date. Income statement items are translated using the average exchange rate for the period. Exchange rate fluctuations between TWD and USD result in gains or losses that are included in Other Comprehensive Income (Loss) until they are realized. The Company had $1,025,675 and $1,959,399 of its cash and cash equivalents in Taiwan New Dollars at December 31, 2024 and 2023, respectively.

Accounts Receivable

We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. For our U.S.-based segment, receivables past due more than 120 days, if any, are considered delinquent. For our Taiwan-based segment, receivables over one year are considered delinquent. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer. As of December 31, 2024 and 2023, no allowance for uncollectible accounts was deemed necessary.

Other Current Assets

Other current assets represent cash paid in advance to vendors for service coverage extending into subsequent periods, advances to suppliers of product and tender deposits placed with local governments and major customers in Taiwan during the bidding process for new proposed projects.

Deferred Cost of Goods

In Taiwan we ship product to be held at the customer locations in advance of installment per the contract with the customer. We reclassify inventory that we have purchased and delivered to the customer location to Deferred Cost of Goods until this product is installed and can be invoiced to the customer.

Inventories

Inventory is stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (“FIFO”) basis. We review our inventories for excess or obsolete products or components based on an analysis of historical usage and an evaluation of estimated future demand, market conditions, and alternative uses for possible excess or obsolete parts. There was no allowance for slow-moving and obsolete inventory necessary as of December 31, 2024 and 2023, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over estimated useful lives of three to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred. Depreciation expense for the years ended December 31, 2024 and 2023 was $31,805 and $19,753, respectively.

We have a relatively minimal amount of property and equipment, consisting primarily of office equipment. We review the recoverability of the carrying value of long-lived assets using the methodology prescribed in ASC 360 “Property, Plant and Equipment.” We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds their fair value. Management determined that there was no indicator of impairment as of December 31, 2024 and 2023.

F-11

Equity Method Investment

The Company accounts for investments in entities in which the Company has significant influence over the entity’s financial and operating policies, but does not control, using the equity method of accounting. The equity method investments are initially recorded at cost, and subsequently increased for capital contributions and allocations of net income, and decreased for capital distributions and allocations of net loss. Equity in net income (loss) from the equity method investment is allocated based on the Company’s economic interest. Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that a loss in value of the equity method investment is other than temporary, an impairment loss is measured based on the excess of the carrying amount of an investment over its estimated fair value. Impairment analyses are based on current plans, intended holding periods, and available information at the time the analysis is prepared. During 2023 the Company made a $180,000 investment for a 40% interest in Iveda Phils Joint Venture (located in the Philippines). Based on Management’s assessment, the value of its equity method investment was impaired as of December 31, 2023, and as such, recorded an impairment charge of $180,000. As of December 31, 2023 and 2024, the remaining value of its investments was $0.

Income Taxes

Deferred income taxes are recognized in the consolidated financial statements for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from sales cut-off, depreciation, deferred rent expense, and net operating losses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that represents our best estimate of such deferred tax assets that, more likely than not, will be realized. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

We are subject to U.S. federal income tax as well as state income tax.

Our U.S. income tax returns are subject to review and examination by federal, state, and local authorities. Our U.S. tax returns for the years 2020 to 2023 are open to examination by federal, local, and state authorities.

Our Taiwan tax returns are subject to review and examination by the Taiwan Ministry of Finance. Our Taiwan tax return for the years 2020 to 2023 are open to examination by the Taiwan Ministry of Finance.

Restricted Cash

Restricted cash represents time deposits on account to secure short-term bank loans in our Taiwan-based segment.

Deferred Revenue

Advance payments received from customers on future installation projects are recorded as deferred revenue until such time our performance obligations on the contracts are completed.

F-12

Stock-Based Compensation

The Company periodically issues stock, stock options and restricted stock awards to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for the services. The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or restricted stock, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods. We recognized $122,600 and $104,600 of stock-based compensation expense for the years ended December 31, 2024 and 2023, respectively.

Fair Value of Financial Instruments

The Company uses various inputs in determining the fair value of its financial assets and liabilities and measures these assets on a recurring basis. Financial assets recorded at fair value are categorized by the level of subjectivity associated with the inputs used to measure their fair value. Accounting Standards Codification Section 820 defines the following levels of subjectivity associated with the inputs:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3—Unobservable inputs in which there is little or no market data for the asset or liability which requires the Company to develop its own assumptions.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of December 31, 2024 and December 31, 2023. The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accounts receivable, accounts payable, accrued expenses, and amounts due to related parties. Fair values were assumed to approximate carrying values for these financial instruments because they are short-term in nature and their carrying amounts approximate their fair values or because they are receivable or payable on demand. The carrying values of financing obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

New Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. This standard became effective for the Company on January 1, 2024. The adoption of 2023-7 did not have a material impact on the Company’s results of operations, financial position or cash flows.

In November 2024, FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation and amortization expense for each caption on the income statement where such expenses are included. The update is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. We are currently evaluating the provisions of this guidance and assessing the potential impact on our financial statement disclosures.

Other recent accounting pronouncements and guidance issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

F-13

NOTE 2 Accounts and Other Payables

	December 31, 2024	December 31, 2023

Accounts Payable	$730,297	$379,949
Accrued Expenses	981,769	899,755
Deferred Revenue and Customer Deposits	36,791	29,210
Accounts and Other Payables	$1,748,857	$1,308,914

NOTE 3 SHORT-TERM AND LONG-TERM DEBT

The short-term debt balances were as follows:

	December 31, 2024	December 31, 2023

Loan from Shanghai Commercial Bank at 3.1%-3.2% interest rate per annum. Due originally in January 2025 and subsequently replaced with a new loan which matures January 2026.	$183,011	$88,032
Loan from HuaNam Bank at 3.4% interest rate per annum. Due in June 2025.	91,505	97,777
Loan from ChangHwa Bank at 3% -3.3% interest rate per annum. Due in May 2025.	152,509	162,962
Balance at end of period	$427,025	$348,771

As of December 31, 2024, there was $29,013 of restricted cash pledged as security for the Shanghai Commercial Bank short term loan.

The Long-term debt balances were as follows:

Loans from Shanghai Commercial Bank with interest rates 2.1% per annum due January 2029 (1)	$498,195	$-
Current Portion of Long-term debt	(122,007)	-
Balance at end of period	$376,188	$-

2025	$122,007
2026	122,007
2027	122,007
2028	122,007
Thereafter	10,167
Total	$498,195

(1)	On January 24, 2024, the Company received a facility notice from Shanghai Commercial Bank, granting a revolving loan facility totaling up to TWD 10,000,000 (approximately $300,000 USD) and term loan facility amounting of TWD 20,000,000 (approximately ($600,000 USD). The term for the revolving loan is 1 year and for the term loan is 5 years. The 5 year term loan requires monthly payments including interest and principle, and the revolving loan requires a full principal repayment at the maturity date. The short-term Shanghai Commercial Bank loan is 75% securitized by the government guarantee fund called SME credit guarantee fund and 10% by saving deposit security. The guarantors of this loan are Mr. Siu and Mr. Cheung, who are both part of Iveda Taiwan’s management team.

F-14

NOTE 4 PREFERRED STOCK

We are currently authorized to issue up to 12,500,000 shares of preferred stock, par value $0.00001 per share, 1,250,000 shares of which are designated as Series A Preferred Stock and 500 shares of which are designated as Series B Preferred Stock. Our Articles of Incorporation authorize the issuance of shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the stockholders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company.

NOTE 5 EQUITY

Common Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.00001 per share. We effectuated a reverse stock split on September 17, 2024 of 1 for 8 shares of common stock. All share values within this report have been retroactively adjusted to the post reverse split values. All outstanding shares of our common stock are of the same class and have equal rights and attributes. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of our company. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election. Holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors. In the event of liquidation, dissolution, or winding up of our company, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights. Holders of our common stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

During September 2024 we sold to a certain institutional investor pursuant to a prospectus supplement and prospectus (i) 225,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), at an offering price of $3.44 per share, and (ii) pre-funded warrants to purchase up to 400,000 shares of Common Stock, at an offering price of $3.43 per pre-funded warrant, to the investor whose purchase of Common Stock in this offering would otherwise result in the investor, together with its affiliates and certain related parties, beneficially own more than 4.99% (or at the election of the investor, 9.99%) of our outstanding common stock immediately following the consummation of the offering. Each of the pre-funded warrants will be exercisable for one share of Common Stock. The pre-funded warrants had an exercise price of $0.01 per share, were immediately exercisable and could be exercised at any time until all of the pre-funded warrants issued in the offering were exercised in full. All 400,000 pre-funded warrants were exercised during October and November 2024. The Company issued an aggregate of 625,000 shares of common stock resulting in net proceeds of $1,683,970 as a result of the direct offering.

In a concurrent private placement, we issued to such institutional investor unregistered Series A warrants to purchase up to 625,000 shares of Common Stock and unregistered Series B warrants to purchase up to 625,000 shares of Common Stock, which warrants will be exercisable on the effective date of stockholder approval of the issuance of the shares upon exercise of the unregistered warrants (the “Stockholder Approval”), at an exercise price of $3.44 per share. The Series A warrants will expire five years following the Stockholder Approval and the Series B warrants will expire 18 months following the Stockholder Approval. The unregistered warrants and the unregistered common stock issuable upon the exercise of the warrants were offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and/or Regulation D promulgated thereunder. The Company adjourned its annual meeting until June 2, 2025 to continue to solicit votes for the approval of the unregistered Series A and Series B warrants.

The company issued 46,876 warrants to the underwriters of the September 2024 direct offering, with an exercise price of $4.30 per common share and an expiration date of September 4, 2029.

Restricted Common shares issued for services

The Company issued 12,500 shares of its common stock with a fair value of $90,000 for services during the year ended December 31, 2024. The Company issued 19,656 shares of its common stock with a fair value of $138,546 for services during the year ended December 31, 2023.

NOTE 6 STOCK OPTION PLAN AND WARRANTS

Stock Options

On January 18, 2010, we adopted the 2010 Stock Option Plan (the “2010 Option Plan”), which allows the Board to grant options to purchase up to 15,625 shares of common stock to directors, officers, key employees, and service providers of our company. In 2011, the 2010 Option Plan was amended to increase the number of shares issuable under the 2010 Option Plan to 375,000 shares. In 2012, 2010 Option Plan was again amended to increase the number of shares issuable under the 2010 Option Plan to 203,125 shares. The shares issuable pursuant to the 2010 Option Plan are registered with the SEC under Forms S-8 filed on February 4, 2010 (No. 333- 164691), June 24, 2011 (No. 333-175143), and December 4, 2013 (No. 333-192655). The 2010 Option Plan expired on January 18, 2020. As of December 31, 2024 there were 23,659 options outstanding under the 2010 Option Plan.

On December 15, 2020, we adopted the Iveda Solutions, Inc. 2020 Plan (the “2020 Plan”). The 2020 Plan has a maximum of 156,250 shares authorized with similar terms and conditions to the 2010 Option Plan. As of December 31, 2024 there were 193,397 options outstanding under the 2020 Option Plan. The shares issuable pursuant to the 2020 Option Plan are registered with the SEC under Forms S-8 filed on October 7, 2022 (No. 333- 267792). In 2024, the 2020 Option Plan was amended to increase the number of shares issuable under the 2020 Option Plan to 656,250 shares.

F-15

As of December 31, 2024 and December 31, 2023, there were 217,056 and 162,265 options outstanding, respectively, under all the option plans.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above the fair market value of the common stock on the date of the grant as determined by our Board of Directors. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive Stock Option awards of unrestricted stock are not designed to be deductible to us under Section 162(m). Under the plans, stock options will terminate on the tenth anniversary date of the grant or earlier if provided in the grant.

We have also granted non-qualified stock options to employees and contractors. All non-qualified options are generally issued with an exercise price no less than the fair value of the common stock on the date of the grant as determined by our Board of Directors. Options may be exercised up to ten years following the date of the grant, with vesting schedules determined by us upon grant. Vesting schedules vary by grant, with some fully vesting immediately upon grant to others that ratably vest over a period of time up to four years. Standard vested options may be exercised up to three months following date of termination of the relationship unless alternate terms are specified at grant. The fair values of options are determined using the Black-Scholes option-pricing model. The estimated fair value of options is recognized as expense on the straight-line basis over the options’ vesting periods. At December 31, 2024, we had approximately $32,800 unrecognized stock-based compensation. During 2024 and 2023, the Company granted 79,000 and 37,188 stock options with a weighted average fair value of $1.10 and $0.34 per share, respectively. The Company recorded stock compensation costs of $122,600 and $104,600 on vesting of the options during 2024 and 2023, respectively.

Stock option transactions during 2024 and 2023 were as follows:

	2024		2023
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at Beginning of Year	162,625	$36.01	126,805	$36.08
Granted	79,000	1.78	37,188	5.48
Exercised	-	-	-	-
Forfeited or Cancelled	(24,569)	75.86	(1,367)	10.78
Outstanding at End of Year	217,056	18.56	162,625	36.01
Options Exercisable at Year-End	214,525	$18.74	157,547	$36.96

Information with respect to stock options outstanding and exercisable at December 31, 2024 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2024	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2024	Weighted- Average Exercise Price
$1.58-142.08	217,056	7.7	$4.50	214,525	$18.74

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

F-16

Warrant transactions during 2024 and 2023 were as follows:

	2024		2023
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at Beginning of Year	631,737	$75.34	779,208	$21.28
Granted	1,296,876	3.47	1,406	5.72
Exercised	-	-	(118,238)	11.20
Forfeited or Cancelled	(46,537)	24.23	(30,639)	26.74
Outstanding at End of Year	1,882,076	2.84	631,737	75.34
Warrant Exercisable at Year-End	585,200	2.84	631,737	75.34
Weighted-Average Fair Value of Warrants Granted During the Year	$0.25		$0.24

Information with respect to warrants outstanding and exercisable at December 31, 2024 is as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2024	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at December 31, 2024	Weighted- Average Exercise Price
$3.44 -$85.12	1,882,076	2.3	$3.47	585,200	$22.59

The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted.

During the year ended December 31, 2023, warrant holders exercised 118,238 warrants to acquire 118,238 shares for net proceeds to the Company of $1,322,885.

F-17

NOTE 7 INCOME TAXES

U.S. Federal Corporate Income Tax

The Company uses an asset and liability approach for accounting and reporting for income taxes that allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

At December 31, 2024, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. As of December 31, 2024, we had federal and state net operating loss carryforwards for income tax purposes of approximately $38 million which will begin to expire in 2025. We also have Arizona net operating loss carryforwards for income tax purposes of approximately $ 12.0 million which expire after five years. These carryforwards have been utilized in the determination of the deferred income taxes for financial statement purposes.

Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, The Company has not recognized a deferred tax asset for this benefit. Section 382 generally limits the use of NOLs and credits following an ownership change, which occurs when one or more 5 percent shareholders increase their ownership, in aggregate, by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during the “testing period” (generally three years).

The Company has adopted FASB guidelines that address the determination of whether lax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the lax benefit from an uncertain lax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2024 and 2023, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2024, and 2023, the Company has not accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2021 through 2024 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize the appropriate deferred tax asset at that time.

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to loss before income taxes as follows:

	December 31, 2024	December 31, 2023
Income tax benefit at federal statutory rate	(21.0)%	(21,0)%
State income tax benefit, net of federal benefit	(5.0)%	(5.0)%
Change in valuation allowance	26%	26.0%
Income taxes at effective rate	-%	-%

F-18

Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and tax credit and operating loss carryforward that create deferred tax assets and liabilities are as follows:

	2024	2023
Tax Operating Loss Carryforward	$9,900,000	$7,800,000
Unamortized Research and Development Costs	207,000	175,000
Valuation Allowance	(10,107,000)	(7,975,000)
Deferred Tax Assets, Net	$-	$-

The valuation allowance increased approximately $0.8 million, primarily as a result of the increased net operating losses of our U.S.- based segment.

Taiwan (Republic of China) Corporate Tax

Sole-Vision Technologies, Inc. is a subsidiary of the Company which is operating in Taiwan as a profit-seeking enterprise. Its applicable corporate income tax rate is 20%. In addition, Taiwan’s corporate tax system allows the government to levy a 10% profit retention tax on undistributed earnings for the prior year. This tax will not be provided if the company distributed the earnings before the ended of the fiscal year.

According to the Taiwan corporate income tax (“TCIT”) reporting system, the TCIT sales cut-off base is concurrent with the business tax classified as value-added type (“VAT”) which will be reported to the Ministry of Finance (“MOF”) on a bi-monthly basis. Since the VAT and TCIT are accounted for on a VAT tax basis that recorded all sales on business tax on a VAT tax reporting system, the Company is bound to report the TCIT according to the MOF prescribed tax reporting rules. Under the VAT tax reporting system, sales cut-off did not take the accrual base but rather on a VAT taxable reporting basis. Therefore, when the company adopted US GAAP on accrual basis, the sales cut-off TCIT timing difference which derived from the VAT reporting system will create a temporary sales cut-off timing difference and this difference is reflected in the deferred tax assets or liabilities calculations.

F-19

NOTE 8 EARNINGS (LOSS) PER SHARE

The following table provides a reconciliation of the numerators and denominators reflected in the basic and diluted earnings per share computations, as required by ASC No. 260, “Earnings per Share.”

Basic earnings per share (“EPS”) is computed by dividing reported earnings available to stockholders by the weighted average shares outstanding. We had net losses for the years ended December 31, 2024 and 2023 and the effect of including dilutive securities in the earnings per common share would have been anti-dilutive for the purpose of calculating EPS. Accordingly, all options, warrants, and shares potentially convertible into common shares were excluded from the calculation of diluted earnings per share for the periods ended December 31, 2024 and 2023.

	December 31, 2024	December 31, 2023

Basic EPS
Net Loss	$(3,980,820)	$(4,142,666)
Weighted Average Shares	2,203,893	1,996,678
Basic Loss Per Share	$(1.81)	$(2.07)

For the years ended December 31, 2024 and 2023, the calculations of basic and diluted loss per share are the same because potential dilutive securities would have had an anti-dilutive effect. The potentially dilutive securities consisted of the following:

	December 31, 2024	December 31, 2023
Warrants	1,882,076	631,737
Options	217,016	162,625
Total	2,099,092	794,362

NOTE 9 CONTINGENT LIABILITIES

The Company may be involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Management believes the accompanying financial statements include all provisions, of any, for any potential losses. Legal expenses associated with the contingency are expensed as incurred.

On September 13, 2024 Aegis Capital Corp. commenced an action against the Company alleging that it had breached the provisions of a Placement Agency Agreement (PPA) dated June 24, 2024 and that the Company was required to pay the plaintiff placement agent fees as a result of the Company’s September 4, 2024 direct offering of $2.15 million with H. C. Wainwright. The Company rejects the Plaintiff’s claims that it is due the 7% plus expenses in the PPA and asserts that the PAA had been terminated on August 15, 2024 due to the plaintiff’s non-performance and that the plaintiff is not entitled to any fees in the offering since it raised none of the funds in the offering. The action is currently in the discovery stage and the Company intends to vigorously defend the action.

Related to Iveda Taiwan pursuant to certain contracts with Chicony Power Technology Co., Ltd., Shihlin Electric & Engineering Corporation, Chung-Hsin Electric and Machinery Manufacturing Corp., and National Chung Shan Institute of Science and Technology, Iveda Taiwan is required to provide after-project services. If Iveda Taiwan fails to provide these after-project services in the future, other parties of the related contract would have recourse. The financial exposure to Iveda Taiwan in the event of failure to provide after- project services in the future as of December 31, 2024 is $339,042.

NOTE 10 SEGMENT INFORMATION

The Company operates and manages its business as two reportable and operating segments. The Company’s CODM reviews financial information presented and decides how to allocate resources based on net income (loss). Net income (loss) is used for evaluating financial performance.

Significant segment expenses include salaries and payroll, stock based compensation, marketing, public company expenses, audit and accounting, consulting, research and development, travel and entertainment, software subscription and other administrative expenses for the US and salaries and payroll, insurance, rent, travel and entertainment, office supplies and postage, pension and other administrative expenses. The following table presents the significant segment expenses and other segment items regularly reviewed by our CODM.

F-20

	Consolidated	US	Taiwan	Consolidated	US	Taiwan
	December 31, 2024			December 31, 2023

Revenues	$6,020,639	$869,261	$5,151,378	$6,495,865	$852,136	$5,643,729
Cost of Goods Sold	4,719,005	615,010	4,103,995	5,428,261	932,868	4,495,393
Gross Profit	1,301,634	254,251	1,047,383	1,067,604	(80,732)	1,148,336
				-
Operating Expenses				-
Salaries and Payroll Expenses	1,667,330	967,793	699,537	1,756,364	988,848	767,516
Pension	21,832		21,832	20,518		20,518
Travel and Entertainment	552,123	483,146	68,977	640,815	587,317	53,498
Stock-based compensation	122,600	122,600		104,600	104,600
Marketing	757,736	757,736		332,852	332,852
Public Company expenses	520,966	520,966		354,215	354,215
Audit and Accounting	312,920	312,920		162,700	162,700
Consulting Services	412,962	412,962		367,148	367,148
Research and Development	363,350	363,350		797,112	797,112
Software Subscription	85,111	85,111		42,209	42,209
Insurance	60,873	12,664	48,209	57,851	12,270	45,581
Rent	142,986	101,731	41,255	123,255	83,002	40,253
Office Supplies and Postage	34,276		34,276	25,813		25,813
Other operating expenses	316,872	215,849	101,023	323,027	270,937	52,090
Total Operating Expenses	5,371,937	4,356,828	1,015,109	5,108,479	4,103,210	1,005,269
Loss (Income) from Operations	(4,070,303)	(4,102,577)	32,274	(4,040,875)	(4,183,943)	143,068
Interest Income and Other (Expenses), net	121,868	95,330	26,538	(83,483)	(84,452)	969
Net loss before Income Tax	$(3,948,435)	$(4,007,247)	$58,812	$(4,124,358)	$(4,268,395)	$144,037

Furthermore, due to operations in various geographic locations, we are susceptible to changes in national, regional, and local economic conditions, demographic trends, consumer confidence in the economy, and discretionary spending priorities that may have a material adverse effect on our future operations and results.

We are required to collect certain taxes and fees from customers on behalf of government agencies and remit them back to the applicable governmental agencies on a periodic basis. The taxes and fees are legal assessments to the customer, for which we have a legal obligation to act as a collection agent. Because we do not retain the taxes and fees, we do not include such amounts in revenue. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable governmental agencies.

The net assets (liabilities) for our significant geographic regions are as follows:

	Net Assets (Liabilities)
	For the Year Ended	For the Year Ended
	December 31, 2024	December 31, 2023
United States	$1,775,554	$3,741,367
Republic of China (Taiwan)	$729,885	$907,113
Total Consolidated	$2,505,439	$4,648,480

NOTE 11 RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The financial statements for the year ended December 31, 2023 and the accumulated deficit as of December 31, 2022 have been restated. Subsequent to the original issuance of these financial statements, our audit committee and management determined the following:

As of December 31, 2022

● the Company erroneously did not recognize a valuation decrease in recorded deferred tax assets in its Taiwan subsidiary.

● the Company erroneously did not recognize an intercompany payable to its subsidiary, Iveda Taiwan.

Assets affected included other assets and liabilities affected included accounts and other payables.

As of December 31, 2023

● the Company had erroneously capitalized software development costs during 2023 and 2024 Quarterly filings.

● In addition, the Company is making certain reclassification entries.

The effects on the previously issued financial statements are as follows:

For periods before 2022, Management of the Company determined that the following:

[1] The Deferred Tax asset of $146,560 was no longer a valid tax difference. The amount was recorded as an adjustment to accumulated deficit at December 31, 2022.

[2] The intercompany amount due to Iveda Taiwan was understated by $200,000 related to a payment made on behalf of Iveda US by Iveda Taiwan.

For the year ending December 31, 2023, Management of the Company determined that the following:

[3] An adjustment for $792,612 related to expensing the research and development expense was needed related to activity in 2023. The amount was recorded as a reduction to assets and the associated expense was recorded to the statement of operations.

[4] An adjustment for $180,000 to expense its investment in Iveda Phils JV originally recorded as a consolidation but we have determined this investment should have been recorded as the equity method. This effected cash, account and other payables, Joint Venture Non-Controlled Equity Portion, Accumulated Other Comprehensive Income (Loss) and accumulated deficit

The following table presents the effect of the restatements of the Company’s previously issued balance sheet:

	As of December 31, 2023
	As Previously Reported	Adjustments	As Restated

Other Assets	$444,723	$(146,560)[1]	$298,163
Accounts and Other Payables	(1,110,087)	(200,000)[2]
		1,173 [4]	(1,308,914)
Property and Equipment, Net	891,187	(792,612)[3]	98,575
Joint Venture Non-Controlled Equity Portion	$99,048	(99,048)[4]	-
Cash and Cash Equivalents	4,754,597	(16,093)[4]	4,738,504
Accumulated Other Comprehensive Income (Loss)	(222,380)	(962)[4]	(221,418)
Accumulated Deficit	$(47,941,796)	$(1,254,101)[5]	$(49,195,897)

[1]	Deferred Tax Asset eliminated from Other Assets

[2]	The intercompany amount due to Iveda Taiwan was understated by $200,000 related to a payment made on behalf of Iveda US by Iveda Taiwan added back to Accounts and Other Payables

[3]	2023 capitalized software expensed to Research and Development

[4]

An adjustment for $180,000 to expense its investment in Iveda Phils JV originally recorded as a consolidation but we have determined this investment should have been recorded using the equity method. On the balance sheet this effected Cash and Cash equivalents, Accounts and Other Payables, Joint Venture Non-Controlled Equity Portion, Accumulated Other Comprehensive Income (Loss).

[5]	Each of the above restatements effected Accumulated Deficit

F-21

The following table presents the effect of the restatements and reclassification on the Company’s previously issued and reported statement of operations

	As of December 31, 2023
	As Previously Reported	Adjustments	As Restated

Research and Development	$4,500	$792,612	$797,112
Loss from Investment in Iveda Phils JV	-	180,000	180,000
Eliminate JV G&A recorded 2023	162,686	(162,686)	-
Eliminate JV Interest Income recorded 2023	(11)	11	-
Eliminate Loss attributable to non-controlled interest	(97,605)	97,605	-

Net Loss	$(3,235,124)	$(907,542)	$(4,142,666)
Basic and Diluted Cost per Share	$0.20		$2.07*

*	Restated per share amount reflects a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-8 effected on September 17, 2024.

The following table presents the effect of the restatements and reclassification on the Company’s previously issued and reported statement of operations

	Common Stock	Common Stock Amount	Additional Paid in Capital	Accumulated Deficit	Non-Controlling Interest		Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity

Balance, December 31, 2022 as previously reported	1,883,342	$19	$52,497,045	$(44,706,671)	$		$(220,643)	$7,569,750

Correction of Deferred Tax Asset				(146,560)				(146,560)

Correction of Prior Period Intercompany Accounts Payable				(200,000)				(200,000)

Balance, December 31, 2022 as restated	1,883,342	19	52,497,045	(45,053,171)			(220,643)	7,223,190

Balance, December 31, 2023 as previously reported	2,021,236	20	54,065,775	(47,941,796)		(99,048)	(222,380)	$5,802,571

Correction of Deferred Tax Asset				$(146,560)				$(146,560)
Correction of Prior Period Intercompany Accounts Payable				(200,000)				(200,000)
Capitalized Software expensed to Research and Development				$(792,612)				$(792,612)
Expense Investment in Iveda Phils JV, net				(114,929)		99,048	962	(14,919)
Balance, December 31, 2023 as restated	2,021,236	$20	$54,065,775	$(49,195,897)		-	$(221,418)	$4,648,480

The following table presents the effect of the restatements of the Company’s previously issued statement of cashflows:

	As of December 31, 2023
	As Previously Reported	Adjustments	As Restated
Net Loss	$(3,235,124)	(792,612)[3]	$
		(114,930)[4]		(4,142,666)
Loss from Iveda Phils Joint Venture		180,000		180,000
Increase (Decrease) in Accounts and Other Payables	(522,460)	(1,173)[4]		(523,633)
Net Cash Used in Operating Activities	(2,604,645)	(792,612)[3]
		180,000 [4]
		(114,930)[4]
		(1,173)[4]		(3,333,360)
Purchase of Property and Equipment, Net	$(878,205)	$(792,612)[3]		$(85,593)

Net Cash Provided by (Used in) Investing Activities	$(878,205)	$(792,612)[3]		$(85,593)

Joint Venture Non-Controlled Equity Portion	(99,048)	99,048 [4]		-
Change in restricted Cash	(685)	685 [5]		-

Net Cash Provided by Financing Activities	924,100	99,048 [4]
		685 [5]		1,023,833
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,252	528 [4]		1,780
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,557,499)	(15,841)[4]		(2,573,540)
CASH AND CASH EQUIVALENTS – END OF PERIOD	4,754,596	(16,092)[4]
		129,778 [6]		4,868,282

[3]	2023 Capitalized Software expensed to Research and Development
[4]	An adjustment for $180,000 to expense its investment in Iveda Phils JV originally recorded as a consolidation but we have determined this investment should have been recorded as the equity method. The net loss effect is $180,000 less the $65,070 loss recorded in 2023 in consolidation. Net $114,930 additional loss recorded in 2023.
[5]	Eliminate line item for change in restricted cash of $685
[6]	Added Restricted Cash to Cash and Cash Equivalents

F-22

NOTE 12 SUBSEQUENT EVENTS

On February 27, 2025, Iveda Solutions, Inc. (the “Company”) entered into an At the Market Offering Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (the “Sales Agent), pursuant to which the Company may offer and sell, from time to time, through or to the Sales Agent, shares (the “Placement Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), having an aggregate offering price of up to $5,082,431 (the “ATM Offering”). Sales pursuant to the Sales Agreement will be made only upon instructions by the Company to the Sales Agent, and the Company cannot provide any assurances that it will issue any Shares pursuant to the Sales Agreement.

The issuance and sale, if any, of the Placement Shares by the Company under the Sales Agreement will be made pursuant to the Company’s effective “shelf” registration statement on Form S-3 (Registration Statement No. 333-276676) (the “Registration Statement”), the base prospectus contained therein, and a prospectus supplement relating to the ATM offering, dated February 27, 2025.

Under the terms of the Sales Agreement, the Company may sell the Placement Shares by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations to sell the Placement Shares from time to time, based upon the Company’s instructions (including any price, time or size limits or other customary parameters or conditions the Company may impose). Actual sales will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Company’s Common Stock, capital needs and determinations by the Company of the appropriate sources of funding for the Company. The Company is not obligated to make any sales of Placement Shares under the Sales Agreement and the Company cannot provide any assurances that it will issue any Placement Shares pursuant to the Sales Agreement. The Company will pay a commission rate of 3% of the gross sales price per share sold and agreed to reimburse the Sales Agent for certain specified expenses, including the fees and disbursements of its legal counsel in an amount not to exceed $50,000 and have agreed to reimburse the Sales Agents an amount not to exceed $5,000 per due diligence update session conducted in connection with each such date the Company files its Quarterly Reports on Form 10-Q, its Annual Report on Form 10-K and amendments or supplements to the Registration Statement, the accompanying prospectus, or any prospectus supplement. The Company has also agreed pursuant to the Sales Agreement to provide the Sales Agent with customary indemnification and contribution rights.

On March 14, 2025, the “Company redomiciled to Delaware form Nevada with authorized to issue 312,500,000 shares of capital stock. Of which (i) 300 million shares shall be common stock, $0.00001 par value and (ii) 12,500,000 shares shall be shares of preferred stock, $0.00001 par value.

The Company headquarters lease in Mesa Arizona expired February 28, 2025 and has been renewed for 5 years at similar terms to the previous lease.

F-23

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-267029 and 333-261963) and Form S-3 (File No. 333-276676) of Iveda Solutions, Inc. of our report dated April 15, 2025, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the financial statements of Iveda Solutions, Inc. as of December 31, 2024 and 2023 and for the years then ended which appears in this Form 10-K/A.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A

June 16, 2025

Los Angeles, California

1925 Century Park East, Suite 1120

Los Angeles, California 90067

Telephone: 310.601.2200

Facsimile: 310.601.2201

www.weinbergla.com

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER PURSUANT TO

RULE 13a-14(a)/15d-14(a) (17 CFR 240.15d-14(a))

(AUTHORIZED BY SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002)

I, David Ly, certify that:

1. I have reviewed this Annual Report on Form 10-K/A of Iveda Solutions, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ David Ly
David Ly
Chief Executive Officer

Date: June 16, 2025

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER PURSUANT TO

RULE 15d-14(a) (17 CFR 240.15d-14(a))

(AUTHORIZED BY SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002)

I, Robert J. Brilon, certify that:

1. I have reviewed this Annual Report on Form 10-K/A of Iveda Solutions, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Robert J. Brilon
Robert J. Brilon
Chief Financial Officer, Treasurer and Corporate Secretary

Date: June 16, 2025

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. § 1350

(SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002)

In connection with the Annual Report on Form 10-K/A of Iveda Solutions, Inc. (the “Company”) for the year ended December 31, 2024 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David Ly, Chief Executive Officer of the Company, certify, to the best of my knowledge and belief, pursuant to 18 U.S.C. § 1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Iveda Solutions, Inc.

/s/ David Ly
David Ly
Chief Executive Officer

Date: June 16, 2025

This certification accompanies the Annual Report on Form 10-K/A to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Iveda Solutions, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Annual Report on Form 10-K/A), irrespective of any general incorporation language contained in such filing.

Exhibit 32.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. § 1350

(SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002)

In connection with the Annual Report on Form 10-K/A of Iveda Solutions, Inc. (the “Company”) for the year ended December 31, 2024 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Robert J. Brilon, Chief Financial Officer and Treasurer of the Company, certify, to the best of my knowledge and belief, pursuant to 18 U.S.C. § 1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Iveda Solutions, Inc.

/s/ Robert J. Brilon
Robert J. Brilon
Chief Financial Officer, Treasurer and Corporate Secretary

Date: June 16, 2025

This certification accompanies the Annual Report on Form 10-K/A to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Iveda Solutions, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Annual Report on Form 10-K/A), irrespective of any general incorporation language contained in such filing.